SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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(Amendment No. )

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ROVI CORPORATION
(Name of Registrant as Specified In Its Charter)

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ROVI CORPORATION
2830 De La Cruz Boulevard
Santa Clara, California 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

__________________________________________

TO BE HELD ON MAY 24, 2011

To Our Stockholders:

The annual meeting of stockholders of Rovi Corporation will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on Tuesday, May 24, 2011, beginning at 9:30 a.m., local time.  We are holding the meeting to act on the following matters:

1)  Election of Directors. You will have the opportunity to elect six members of the board of directors for a term of one year. The following six persons are our nominees: Alfred J. Amoroso; Alan L. Earhart; Andrew K. Ludwick; James E. Meyer; James P. O’Shaughnessy and Ruthann Quindlen.

2)  Amendment to 2008 Equity Incentive Plan.  You will be asked to approve an amendment to our 2008 Equity Incentive Plan to allow our chief executive officer to participate in such plan.

3)  Appointment of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

4)   Consideration of an advisory vote on executive compensation.

5)   Consideration of an advisory vote on the frequency of advisory votes on executive compensation.

6)  Other Business.  Transact any other business that is properly raised at the meeting.

We cordially invite all stockholders to attend the annual meeting in person.  If you were a stockholder as of the close of business on March 30, 2011, you are entitled to vote at the annual meeting.  A list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters in Santa Clara for at least ten days prior to the meeting for any purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Alfred J. Amoroso, President & CEO

Dated: April 12, 2011
Santa Clara, California

YOUR VOTE IS IMPORTANT

We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials” to our stockholders of record instead of a paper proxy statement and financial statements. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. Instructions on how to access the proxy materials over the Internet or to request a paper or email copy of our proxy materials may be found in the notice you received.

Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting.  Our stockholders can vote over the Internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation.  Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

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ROVI CORPORATION
2830 De La Cruz Boulevard

Santa Clara, California 95050

PROXY STATEMENT

For the

Annual Meeting of Stockholders

To be held on May 24, 2011

__________________________________________

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The board of directors of Rovi Corporation (sometimes referred to as the “Company” or “Rovi”) is soliciting your proxy for our 2011 annual meeting of stockholders (the “annual meeting” or “meeting”). The annual meeting will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on Tuesday, May 24, 2011, beginning at 9:30 a.m., local time. Our telephone number is (408) 562-8400.  We are first distributing this proxy statement and voting instructions on or about April 12, 2011.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the “Notice of Availability.” The Notice of Availability provides instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission (“SEC”). We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.

We intend to mail the Notice of Availability on or about April 12, 2011 to all stockholders of record entitled to vote at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will report on our performance and respond to questions from stockholders.

Who can vote at the annual meeting?

The board of directors set March 30, 2011 as the record date for the annual meeting. If you owned our common stock at the close of business on March 30, 2011, you may attend and vote at the annual meeting. You are entitled to one vote for each share of common stock that you held on the record date for all matters to be voted on at the annual meeting.  As of the record date, 112,617,845 shares of common stock, representing the same number of votes, were outstanding.

What is the quorum requirement for the annual meeting?

A majority of our outstanding shares as of the record date must be present in person or represented by proxy at the meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the annual meeting if you are present in person at the meeting or if you have properly submitted a proxy by telephone, Internet or mail.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present in person or represented by proxy at the annual meeting.

How do I vote my shares without attending the annual meeting?

You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker.  Voting instructions for Internet and telephone voting can be found in the Notice of Availability or in the materials sent to you.  The Internet and telephone voting facilities will close at 11:59 p.m. eastern time on May 23, 2011. If you are a participant in our 401(k) plan, your voting instructions for the shares of our stock held in your 401(k) account  must be received by 11:59 p.m. eastern time on May 20, 2011. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to attend the meeting in person, please bring proof of identification to the meeting. If you hold your shares in street name, your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you bring an account statement and a letter of authorization from the broker that holds your shares to the meeting.

How can I change my vote after I return my proxy?

You may revoke your proxy (including any Internet or telephone vote) and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

What proposals are scheduled to be voted on at the annual meeting?

The following proposals are scheduled for a vote at the annual meeting:

•	Proposal No. 1: the election of each of the named nominees for director;
•	Proposal No. 2: an amendment to the Company’s 2008 Equity Incentive Plan;
•	Proposal No. 3: the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011;
•	Proposal No. 4: the consideration of an advisory vote on executive compensation; and
•	Proposal No. 5: the consideration of an advisory vote on the frequency of advisory votes on executive compensation.

Will there be any other matters considered at the annual meeting?

We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter.

What vote is required for each proposal?

Election of Directors.  You may vote “FOR” a nominee for our board of directors or you may “WITHHOLD AUTHORITY” to vote for a nominee.  The six individuals receiving the highest number of “FOR” votes will be elected directors. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. A properly executed proxy that is marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will have no effect on the election of directors, although it will be counted for purposes of determining whether there is a quorum.

Approval of the Amendment of the Company’s 2008 Equity Incentive Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the approval of the amendment of the 2008 Equity Incentive Plan. The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

Ratification of Independent Registered Public Accounting Firm.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm.  The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

Advisory Vote on Executive Compensation.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on the non-binding advisory vote on executive compensation.  Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.  While the results of this advisory vote are non-binding, our compensation committee will consider the outcome of the vote in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for named executive officers.

Advisory Vote on Frequency of Votes on Executive Compensation.  In voting on this resolution, you may vote for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held.  If you have no preference, you may also vote to “ABSTAIN”. Neither  abstentions nor broker non-votes have any effect on the outcome of this  proposal. While this advisory vote on the frequency with which an advisory vote on executive compensation should be held is non-binding, our board of directors and compensation committee will give careful consideration to the choice that receives the most votes when considering the frequency of future advisory votes on executive compensation.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the board of directors recommends.  If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

What are the recommendations of the board of directors?

The recommendation of our board of directors is set forth together with the description of each proposal in this proxy statement. In summary, our board of directors recommends a vote FOR the election of each of the named nominees for director, FOR the amendment to the 2008 Equity Incentive Plan and FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.  With respect to the advisory votes, our board of directors recommends a vote for the compensation of our named executive officers and for the holding of advisory votes on executive compensation every three years.

Where can I find the voting results?

The preliminary voting results will be announced at the annual meeting of stockholders. The final results will be published in a current report on Form 8-K that will be publicly filed after the annual meeting.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our board of directors currently consists of six members, a majority of whom are “independent” under applicable rules of the SEC.  Our bylaws provide that our board of directors shall have not less than five members, with the exact number of directors to be fixed from time to time by the board of directors.

The corporate governance and nominating committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business.  To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to recommend that person as a nominee.  Each committee member may have a variety of reasons, however, for believing that a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

Based on the above, our corporate governance and nominating committee has recommended the six individuals listed below to stand for election at the annual meeting of stockholders this year and our board of directors has approved the nomination of these six directors to stand for election.  Each director will be elected to serve until the next annual meeting of stockholders, or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal. Each nominee for director has consented to serve as such if elected by the stockholders. If any nominee should become unavailable or unable to serve as a director prior to the meeting, our board of directors may designate another nominee to fill the vacancy and proxies will be voted for that nominee.

There are no family relationships among our executive officers, directors and nominees for director.

Nominees for Director

You are being asked to vote on the six director nominees listed below.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for these six nominees.  All of our nominees for director are current members of our board of directors.  The names of the director nominees, their ages as of March 30, 2011 and other information about them are shown below.

Name of Director Nominee	Age	Director Since	Position
Alfred J. Amoroso .................................................................	61	2005	Director
Andrew K. Ludwick ...............................................................	65	2006	Chairman of the Board; Independent Director
Alan L. Earhart .......................................................................	67	2008	Independent Director
James E. Meyer .....................................................................	56	1997	Independent Director
James P. O’Shaughnessy .......................................................	64	2004	Independent Director
Ruthann Quindlen ..................................................................	56	2004	Independent Director
_____________________________

The “Director Since” column above denotes the year in which such member joined as a director of Rovi Corporation or one of its subsidiaries, Rovi Solutions Corporation (formerly Macrovision Corporation) or Rovi Guides Corporation (formerly Gemstar-TV Guide International, Inc. (“Gemstar”)).

Alfred J. Amoroso. Mr. Amoroso joined Macrovision Corporation as our President and Chief Executive Officer and member of the board of directors in July 2005. From September 2004 to June 2005, Mr. Amoroso served as an advisor to Warburg Pincus, an investment firm. From July 2002 to August 2004, Mr. Amoroso served as the President, Chief Executive Officer and Vice Chairman of META Group, an information technology research and advisory firm. From October 1999 until its merger with IBM in January 2002, Mr. Amoroso served as President, Chief Executive Officer and a director of CrossWorlds Software, Inc., a provider of business infrastructure software.

From November, 1993 to October, 1999 Mr. Amoroso held various management positions at IBM, a global technology company, including as a member of the worldwide management committee.   Mr. Amoroso served on the board of Foundry Networks, Inc. from 2000 to 2008.  Mr. Amoroso holds a B.S. in systems engineering and M.S. in operations research from Polytechnic Institute of Brooklyn.  We believe Mr. Amoroso is qualified to sit on our board of directors as he is our President and Chief Executive Officer.

Andrew K. Ludwick. Mr. Ludwick has served as our Chairman of the board of directors since May 2008. Mr. Ludwick has been a private investor since November 1997. Mr. Ludwick served as Chief Executive Officer of Bay Networks, a networking company, from September 1995 to October 1997. From July 1985 to September 1995, Mr. Ludwick was founder, President and Chief Executive Officer of SynOptics, an internetworking company. Mr. Ludwick holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Ludwick has served on the board of directors of Zebra Technologies Corporation, a provider of on-demand printing solutions, since 2008. We believe Mr. Ludwick’s experience as the former chief executive officer of two large public technology companies provides our board of directors with invaluable industry, technology and operational insight.

Alan L. Earhart. Mr. Earhart retired as partner of PricewaterhouseCoopers LLP in 2001. From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart holds a B.S. degree in accounting from the University of Oregon. Mr. Earhart currently serves on the board of directors of NetApp, a computer storage and data management company, and Brocade Communications Systems Inc., a data center networking solutions company.  In the past five years, Mr. Earhart served on the boards of Quantum Corporation, Foundry Networks, Inc. and Monolithic Power Systems, Inc.  From his experience as a partner at a major accounting firm, we believe Mr. Earhart has extensive knowledge of accounting issues and valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly-reporting companies, as well as technology industry insight.

James E. Meyer. Mr. Meyer has been at Sirius Satellite Radio as President of Operations and Sales since April 2004. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson Multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. Mr. Meyer served as a member of the board of directors of Gemstar from 1997 until May 2008.  Mr. Meyer holds a B.S. in economics and an MBA from St. Bonaventure University.  With his years of managerial experience, both at Sirius and Thomson, we believe Mr. Meyer brings to our board of directors demonstrated management ability at senior levels and critical industry, technology and operational insights.

James P. O’Shaughnessy. Mr. O’Shaughnessy has conducted a consulting practice in the field of intangible asset management since 2004. From 1996 to 2004, Mr. O’Shaughnessy served as Vice President and Chief Intellectual Property Counsel at Rockwell Automation, a company dedicated to industrial automation and information. Mr. O’Shaughnessy served as a member of the board of directors of Gemstar from 2004 until May 2008.  Mr. O’Shaughnessy holds a B.S. in materials engineering from Rensselaer Polytechnic Institute and a J.D. from Georgetown University Law Center. We believe Mr. O’Shaughnessy’s experience in the field of patent law is integral to the Company and its business and helps provide strategic guidance to the Company and the board.

Ruthann Quindlen. Ms. Quindlen has been a general partner or managing member of Funds VI-VIII with Institutional Venture Partners (IVP), a Silicon Valley early-stage venture capital firm, since September 1993. At IVP, Ms. Quindlen works with her partners to evaluate ongoing investments in IVP portfolio companies. Ms. Quindlen served as a member of the board of directors of Gemstar from November 2004 until May 2008 and as a member of the board of directors of Digital Impact from November 1998 to May 2004.  Ms. Quindlen holds a B.S. in Foreign Service from Georgetown University and an MBA from the Wharton School of the University of Pennsylvania.  Ms. Quindlen has 28 years of experience investing in and advising software, Internet and new media companies in a variety of roles, including early stage venture capitalist, investment banker and Wall Street analyst. We believe Ms. Quindlen’s breadth of financial and investment experience provides for a unique perspective, which helps contribute to the board’s effectiveness as a whole.

Required Vote and Board Recommendation

The six nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. Stockholders do not have the right to cumulate their votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2: AMENDMENT TO THE 2008 EQUITY INCENTIVE PLAN

At the meeting, stockholders will be asked to approve the amendment of the 2008 Equity Incentive Plan (the “2008 Equity Plan”).  Subject to stockholder approval, the Company’s board of directors approved an amendment of the 2008 Equity Plan on March 22, 2011 to allow the chief executive officer of the Company to participate in the 2008 Equity Plan.  Currently, the chief executive officer is not eligible to participate in the 2008 Equity Plan.  No other changes to the 2008 Equity Plan are contemplated.

The 2008 Equity Plan is used to issue stock options and equity awards to current and prospective Company employees, management, non-employee directors, employees and other service providers in order to incent and reward superior performance in achieving the Company’s long-term objectives, with the attendant rewards aligning with increased stockholder value as expressed in higher share prices. The purpose of the 2008 Equity Plan is to allow the Company to compete with other technology companies for employees, non-employee directors and other service providers in Silicon Valley, Los Angeles and other competitive labor markets where the Company and its subsidiaries operate. To attract, motivate and retain highly qualified employees, non-employee directors and other service providers, the Company must be able to continue to offer equity compensation to them.

The Company’s board of directors has determined that it is in the best interest of the Company and the stockholders to allow the chief executive officer to participate in the 2008 Equity Plan, thereby further fulfilling the purpose of the 2008 Equity Plan.

Summary of the 2008 Equity Plan

General. A copy of the 2008 Equity Plan is attached to the electronic version of this Proxy Statement filed with the SEC as Annex A, but you can also request a copy of the 2008 Equity Plan by writing to the Company to the attention of Investor Relations. The following description of the 2008 Equity Plan is a summary and therefore is qualified by reference to the complete text of the 2008 Equity Plan.

The purpose of the 2008 Equity Plan is to provide the Company’s employees, non-employee directors and other service providers an opportunity to acquire or increase their ownership stake in the Company, creating a stronger incentive to expend maximum effort for the Company’s growth and success and encouraging its management, employees, non-employee directors and other service providers to continue their employment or service relationships with the Company.  Stock options and stock awards, including restricted stock, restricted stock units, stock appreciation rights and performance shares, may be granted under the 2008 Equity Plan. Options granted under the 2008 Equity Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory stock options, although the Company has not granted and at the present time the Company does not intend to grant incentive stock options under the 2008 Equity Plan.

Administration. The compensation committee administers the 2008 Equity Plan. The compensation committee approves who will be granted awards, the date of grants of awards and the terms and provisions of each award (which need not be identical).

Eligibility. The Company’s employees, consultants, independent contractors and non-employee directors, and those of the Company’s subsidiaries, are eligible to receive stock awards under the 2008 Equity Plan.  As of March 30, 2011, approximately 693 of the Company’s employees, consultants, independent contractors and non-employee directors are participating in the 2008 Equity Plan.  If the stockholders approve this amendment, the Company’s chief executive officer will be eligible to receive awards under the 2008 Equity Plan.

Securities Subject to 2008 Equity Plan. The total number of shares of common stock available for issuance under the 2008 Equity Plan is 14,300,000 shares.  These shares may be granted as stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares. This maximum number does not include the number of shares subject to the unexercised portion of any stock award that expires or subject to an award that is terminated, forfeited or cancelled without the issuance of shares of stock. The Company may reissue new awards for shares that were subject to expired, terminated, forfeited or cancelled awards.  As of March 30, 2011, the number of shares of common stock available for future issuance under the 2008 Equity Plan is 7,576,882 shares.

Section 162(m) Limitations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid in a year to the Company’s chief executive officer or any of the three other most highly compensated officers, not including the chief financial officer.  Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby preserving the full tax deduction otherwise allowed for such compensation.  Stock options and other stock awards may qualify as performance-based compensation if the Company satisfies certain requirements in connection with the plan under which the awards are granted. Among other requirements, the plan must be stockholder-approved and must contain a limit on the number of shares that may be granted to any one individual under the plan during a specified period.

Additional requirements apply to certain forms of compensation, such as stock awards other than stock options and stock appreciation rights, in order for them to qualify as performance-based compensation, including a requirement that payment of the value of the awards be contingent upon achievement of performance goals that are established in a manner specified under Section 162(m) of the Code.  The 2008 Equity Plan has been designed to permit the compensation committee to grant stock awards that qualify as performance-based compensation for purposes of Section 162(m). Accordingly, the 2008 Equity Plan provides that no awardee may be granted equity awards covering more than 1,500,000 shares in any calendar year.

Stockholder approval of this proposal will constitute stockholder approval of the share limitation as well as of the qualifying performance criteria set forth in the 2008 Equity Plan for Section 162(m) purposes with respect to the chief executive officer of the Company, who will be added as an eligible participant in the 2008 Equity Plan if the proposal is approved.  The proposal is not intended to be stockholder approval of the share limitations or the qualifying performance criteria for any other eligible participant.  Although the Company seeks stockholder approval of the 2008 Equity Plan in a manner that will allow awards granted thereunder to qualify as performance-based compensation under Section 162(m) to the chief executive officer, it does not guarantee that awards granted hereunder will so qualify and the Company from time to time may choose to grant awards that cannot so qualify.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

Exercise Price. The exercise price per share in the case of any option granted under the 2008 Equity Plan may not be less than 100% of the fair market value of the common stock on the grant date. For purposes of establishing the exercise price and for all other valuation purposes under the 2008 Equity Plan, the fair market value of a share of common stock on any relevant date will be the closing selling price per share of common stock on that date, as reported on the NASDAQ Stock Market (“NASDAQ”). Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the 2008 Equity Plan prohibits the Company from decreasing the exercise price or purchase price of any outstanding award (including by means of cancellation or re-grant) without stockholder approval (see “Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale” below).

Exercise of Option; Form of Consideration. Awards granted under the 2008 Equity Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of the Company’s common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. Options granted under the 2008 Equity Plan become exercisable at such time or times as the compensation committee may determine and provide in the option grant agreement. The compensation committee may accelerate the vesting and exercisability of all or any portion of an option at any time, including but not limited to options held by officers and non-employee directors upon the happening of certain events such as a merger.

No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. During the optionee’s lifetime, the option may be exercised only by the optionee and options are not assignable or transferable other than by will or the laws of descent and distribution. However, the compensation committee may allow an optionee to transfer, for no consideration, non-statutory options to members of the optionee’s immediate family, to trusts or partnerships for the exclusive benefit of members of the optionee’s immediate family, to charitable organizations or pursuant to a domestic relations order or property settlement agreement.

Term of Option. Awards granted in the form of options under the 2008 Equity Plan must be exercised within a period fixed by the compensation committee, which period currently is set as not exceeding seven years from the date of the grant of the option. Options may expire before the end of the option period if the optionee’s service with the Company ceases for any reason, including death, disability, retirement or termination.

Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable 3 months following termination of service (12 months in the case of options granted to non-employee directors), unless otherwise provided in such person’s option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The compensation committee has complete discretion to accelerate the exercisability of such options in whole or in part or to extend the period in which optionees may exercise vested equity awards after termination of service. This discretion may be exercised at any time while the options remain outstanding. If an optionee’s service terminates for cause (as defined in the 2008 Equity Plan), any option held by the optionee shall immediately terminate and be of no further force and effect, unless otherwise provided by the Administrator.

Generally, if an optionee’s employment terminates as a result of optionee’s retirement, disability or death, all outstanding options that were vested and exercisable as of the optionee’s termination date may be exercised for twelve months following the optionee’s termination date but in no event after the expiration date. The compensation committee has the authority to extend the period of time for which an award is to remain exercisable following an optionee’s termination (taking into account limitations and consequences under the Code) but not beyond the expiration of the term of the award.

Terms and Conditions of Stock Awards.

Stock Appreciation Rights. The 2008 Equity Plan authorizes the compensation committee to grant stock appreciation rights either as a separate award or in tandem with any stock option grant. A stock appreciation right entitles its holder, at the time the right is exercised, to receive an amount equal to the excess of fair market value of a share of the Company’s common stock at the date of exercise over the price of the award previously specified by the compensation committee, multiplied by the number of shares as to which the holder is exercising the award. The Company may pay this award amount in shares of common stock (valued at fair market value on the date of exercise), in cash, or in a combination of both. The compensation committee may specify the exercise price for the stock appreciation right which exercise price shall not be less than the fair market value of the common stock on the grant date (or not less than the option exercise price per share if the stock appreciation right is granted in tandem with a stock option), the number of shares to which the right pertains, the term of the right and when all or any installment is to become exercisable. To the extent a stock appreciation right is cancelled or exercised, any related stock option will be cancelled (or exercised, if permitted by the grant agreement) and, to the extent that a related stock option is cancelled or exercised, the stock appreciation right will be cancelled (or exercised, if permitted by the grant agreement).

Restricted Stock Awards and Restricted Stock Units. The 2008 Equity Plan authorizes the compensation committee to grant restricted stock awards. A restricted stock award is an award entitling the recipient to receive shares of our common stock or to receive the economic equivalent of shares of our common stock, or restricted stock units, subject to such restrictions and conditions as the compensation committee may determine, at a purchase price and for such consideration as the compensation committee may determine. Such restricted stock awards may, at the discretion of the compensation committee, be based on continuing employment (or other business relationship) with the Company and its subsidiaries or the achievement of pre-established performance goals and objectives.  Restricted stock and restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as provided in the 2008 Equity Plan or the applicable award agreement.  Performance Shares. The 2008 Equity Plan also authorizes the compensation committee to grant performance shares, entitling the recipient to receive a prescribed number of shares of the Company’s common stock, upon the achievement of performance goals and objectives as determined by the compensation committee based upon criteria set forth in the 2008 Equity Plan. The 2008 Equity Plan is designed to permit the Company to provide compensation in shares of stock that qualifies as performance-based compensation under Section 162(m) of the Code. Each performance share will have an initial value equal to the fair market value of the underlying shares of common stock on the grant date.  The performance criteria set forth in the 2008 Equity Plan that may be used by the compensation committee in establishing the performance goals and objectives for vesting of performance shares and other types of awards are net earnings (either before or after interest, taxes, depreciation and amortization, and other non-cash or nonrecurring items), net losses, sales or revenue, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of our common stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

The compensation committee is authorized to express performance goals under the 2008 Equity Plan in terms of overall performance of the Company or the performance of a division, business unit, or an individual. The compensation committee is authorized to adjust or modify the calculation of performance goals (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Performance goals may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, as determined by the compensation committee.

Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale. If any change of common stock occurs (through a recapitalization, stock dividend, stock split, reorganization, merger or similar change affecting our common stock), the Company will make appropriate adjustments in the number and kind of shares covered by each outstanding option or other award granted under the 2008 Equity Plan, the maximum number of shares reserved for issuance under the 2008 Equity Plan, the number of equity awards that can be granted to any one individual participant in a single calendar year, and the exercise price per share in respect of each outstanding option or other award in order to prevent dilution or enlargement of benefits thereunder.

In the event of a corporate transaction (such as dissolution or liquidation, merger with and into another entity, or sale of all or substantially all of our assets), the compensation committee, in its discretion, may provide for the assumption or substitution of each outstanding award, may accelerate the exercise date of options, and may cancel awards that have not been exercised or are not vested, including for a cash payment to the optionee. Additionally, the compensation committee may accelerate the vesting and exercisability of all or any portion of an option upon the happening of such events.

Amendment and Termination of the 2008 Equity Plan. The 2008 Equity Plan does not have an expiration date. The Company’s board of directors may, at any time, amend or discontinue the 2008 Equity Plan, and the compensation committee may amend or cancel any option for any lawful purpose, but no action can adversely affect rights under any outstanding option without the optionee’s consent. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the 2008 Equity Plan prohibits the Company from decreasing the exercise price or purchase price of any outstanding award (including by means of cancellation or re-grant) without stockholder approval. Without further stockholder approval, no incentive stock option may be granted after July 15, 2018.

2008 Equity Plan Benefits

As previously disclosed, on February 24, 2011, the board of directors approved a grant of restricted stock to the chief executive officer contingent upon whether this amendment to the 2008 Equity Plan is approved at the annual meeting of stockholders.  If this amendment is not approved, then no change shall occur to the option to purchase 450,000 shares of common stock that was granted on March 1, 2011 (the “CEO Grant”).  However, if this amendment is approved by the Company’s stockholders at the annual meeting, then: (a) options to purchase 225,000 shares of the Company’s common stock subject to the CEO Grant shall be cancelled at the time of grant of the restricted stock approved subject to this amendment; and (b) Mr. Amoroso shall be granted 75,000 shares of restricted stock pursuant to the 2008 Equity Plan on the terms set forth below.

The restricted stock would be granted pursuant to the Company’s 2008 Equity Plan on the next eligible date for restricted stock grants that occurs after the annual meeting (such eligible date being July 1, 2011). Such restricted stock shall have a purchase price equal to $0.001 per share, par value.  The restricted stock shall be subject to a four-year vesting schedule, with one-quarter (1/4) of the shares vesting on March 1, 2012, and an additional one-quarter (1/4) of the shares vesting on each of the second, third and fourth anniversaries of March 1, 2011, in each case provided that the grantee remains in service with the Company through the applicable vesting date.

    No awards have been granted or promised with respect to the proposed amendment to the named executive officers other than the chief executive officer.  Stock options and stock awards under the 2008 Equity Plan are made at the discretion of our compensation committee.

Awards Granted to Certain Individuals and Groups under the 2008 Equity Plan

    The following table shows, for each of the named executive officers and the various groups indicated, the number of stock options granted under the 2008 Equity Plan during the fiscal year ended December 31, 2010.

Name and Principal Position	Number of Stock Options Granted (#)
Alfred J. Amoroso President and Chief Executive Officer	0(1)
James Budge Executive Vice President and Chief Financial Officer	135,000(2)
Thomas Carson Executive Vice President, Sales and Services	115,000(3)
Stephen Yu Executive Vice President, General Counsel and Corporate Secretary	75,000(4)
All executive officers as a group (4 persons)	325,000(5)
All non-executive directors as a group (5 persons)	150,000(6)
All non-executive officer employees as a group (182 persons)	1,181,304 (7)

(1)	Our chief executive officer was not eligible to participate under the 2008 Equity Plan during the fiscal year ended December 31, 2010.
(2)	The weighted-average exercise price of all outstanding options granted during the fiscal year ended December 31, 2010 is $35.02.
(3)	The weighted-average exercise price of all outstanding options granted during the fiscal year ended December 31, 2010 is $35.30.
(4)	The weighted-average exercise price of all outstanding options granted during the fiscal year ended December 31, 2010 is $35.20.
(5)	The weighted-average exercise price of all outstanding options granted during the fiscal year ended December 31, 2010 is $35.16.
(6)	The weighted-average exercise price of all outstanding options granted during the fiscal year ended December 31, 2010 is $37.99.
(7)	The weighted-average exercise price of all outstanding options granted during the fiscal year ended December 31, 2010 is $39.02.

Federal Income Tax Consequences

THE FOLLOWING IS A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES TO U.S. TAXPAYERS OF THE ISSUANCE AND EXERCISE OF OPTIONS AND OTHER AWARDS UNDER THE 2008 EQUITY PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS. TAX CONSEQUENCES FOR ANY PARTICULAR INDIVIDUAL MAY BE DIFFERENT.  THE COMPANY’S ABILITY TO REALIZE THE BENEFIT OF ANY TAX DEDUCTIONS DESCRIBED BELOW DEPENDS ON OUR GENERATION OF TAXABLE INCOME, AS WELL AS THE REQUIREMENT OF REASONABLENESS, THE PROVISIONS OF SECTION 162(M) OF THE CODE AND THE SATISFACTION OF OUR TAX REPORTING OBLIGATIONS.

Non-Statutory Options. The grant of a nonstatutory option having an exercise price equal to the grant date fair market value of the Company’s common stock has no federal income tax effect on the optionee. Upon the exercise of a nonstatutory option, the optionee has taxable ordinary income (and subject to applicable tax law and the Company’s tax reporting obligations, the Company is entitled to a corresponding deduction) equal to the difference between the option’s exercise price and the fair market value of the shares on the date of exercise. In the case of an optionee who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. Upon the disposition of stock acquired upon exercise of a nonstatutory stock option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long the stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. We anticipate that the compensation deemed paid by the Company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. The Company may allow nonstatutory stock options to be transferred subject to conditions and restrictions imposed by the compensation committee; special tax rules may apply on such a transfer. Special federal income tax rules apply if the Company’s common stock is used to pay all or part of the option price.

Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a stock appreciation right. An individual who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a recipient who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. We expect to be entitled to a business expense deduction equal to the appreciation payment for our taxable year in which the ordinary income is recognized by the individual, subject to applicable tax law and our tax reporting obligations. We anticipate that the compensation paid by us on the exercise of stock appreciation rights with exercise prices not less than the fair market value of our shares on the grant date will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of compensation paid to certain of our executive officers. If a recipient receives common stock upon the exercise of a stock appreciation right, any gain or loss on the sale of such stock will be short-term or long-term capital gain or loss in an amount equal to the difference between the amount realized on such sale and the fair market value at the time of receipt of the shares.

Restricted Stock Grant. Generally, no income will be recognized by a recipient at the time of the grant of restricted stock, unless the recipient files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days of the date of grant. If the recipient files a Section 83(b) election, he or she will have taxable ordinary income on the date of receipt in the amount of the difference, if any, between the fair market value of the stock on date of receipt and the purchase price for the stock. Otherwise, at the time the restricted stock vests, the recipient generally will recognize compensation income in the amount of the difference between the fair market value of the stock at the time of vesting and the purchase price for the stock. Individuals subject to Section 16(b) of the Securities Exchange Act of 1934 who purchase restricted stock may be treated as vesting no earlier than six months after such purchase. The recipient’s tax holding period for determining the short-term or long-term character of any subsequent gain or loss begins on the date the recipient recognizes the compensation income. In the case of a recipient who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. The Company will be entitled to a tax deduction in the same amount as the recipient recognizes as income on grant or vesting, as applicable, subject to applicable law and the Company’s tax reporting obligations, including to the $1 million limitation imposed on deduction of compensation paid to certain officers if the restricted stock does not meet the requirements of performance-based compensation under Section 162(m) of the Code.

Restricted Stock Units. No income will be recognized by a recipient at the time of the grant of a restricted stock unit. At the time the restricted stock unit vests, the recipient will recognize compensation income in the amount of the fair market value of a share of the Company’s common stock at the time of vesting. The tax holding period of shares of any stock received at the time of vesting, for purposes of determining the short-term or long-term character of any subsequent gain or loss on disposition of such stock, begins on the date the recipient receives the stock. In the case of a recipient who is an employee, the amounts included in income will constitute wages for which withholding and employment taxes will be required. The Company will be entitled to a tax deduction in the same amount as the recipient recognizes as income on vesting, subject applicable law and the Company’s tax reporting obligations, including to the $1 million limitation imposed on deduction of compensation paid to certain officers if the restricted stock units do not meet the requirements of performance-based compensation under Section 162(m) of the Code.

Performance Shares. No income will be recognized by a recipient at the time of the grant of performance shares. At the time the performance shares vest, the recipient will recognize compensation income in the amount of the fair market value of such shares at the time of vesting. The tax holding period of shares of stock received at time of vesting, for purposes of determining the short-term or long-term character of any subsequent gain or loss on disposition of such stock, begins on the date the recipient receives the stock. In the case of a recipient who is an employee, the amounts included in income will constitute wages for which withholding and employment taxes will be required. The Company will be entitled to a tax deduction in the same amount as the recipient recognizes as income, subject to applicable law and the Company’s tax reporting obligations, including to the $1 million limitation imposed on deduction of compensation paid to certain officers if the performance shares do not meet the requirements of performance-based compensation under Section 162(m) of the Code.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. Awards under the 2008 Equity Plan will in some instances be made to employees and service providers who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Required Vote and Board Recommendation

Approval of the amendment of the 2008 Equity Plan requires the affirmative vote of the holders of at least a majority of the Company’s common stock who are voting on this proposal in person or by proxy and entitled to vote at the special meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO TO APPROVE THE AMENDMENT OF THE COMPANY’S 2008 EQUITY INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. You are being asked to ratify this selection.  In the event that the stockholders do not approve the selection of Ernst & Young LLP, our audit committee will reconsider the appointment of the independent registered public accounting firm.  Our audit committee has the authority to change our independent registered public accounting firm at any time, even if the stockholders ratify the selection of Ernst & Young LLP.

Ernst & Young LLP, who performed our audit services for fiscal year 2010, including an examination of the consolidated financial statements and services related to filings with the SEC, has served as our independent registered public accounting firm since June 5, 2008. Ernst & Young LLP performed all of its services in 2010 at customary rates and terms. The audit reports of Ernst & Young LLP on the consolidated financial statements of the Company and subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as described in Note 2 to the financial statements, in 2010 the Company changed its method of accounting for multiple element arrangements affecting revenue recognition as required by Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Arrangements.

We expect that one or more representatives of Ernst & Young LLP will be present in person or by telephone at the meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions from the stockholders present at the meeting.

Principal Independent Registered Public Accounting Firm Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of Rovi Corporation’s annual financial statements for 2010 and 2009, and fees billed for other services rendered by Ernst & Young LLP during 2010 and 2009.

Type of Fees	Fees for Fiscal 2010	Fees for Fiscal 2009
Audit Fees(1)	$ 1,848,000	$ 1,757,000
Audit-Related Fees (2)	$ 454,000	$ 250,000
Tax Fees (3)	$ 26,000	$ 26,000
All Other Fees	$ -	$ -
Total Fees	$ 2,328,000	$ 2,033,000
_________

(1)	Audit Fees consist of fees for: professional services rendered for the audit of our consolidated financial statements included in our annual report and the review of our interim financial statements included in our quarterly reports; statutory audits of our subsidiaries; services provided in connection with the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002; and services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.
(2)	Audit-Related Fees in 2010 consist of fees for services in connection with acquisition due diligence. Audit-Related Fees in 2009 consist of fees for services in connection with carve-out financial statements of the TV Guide Network and TV Guide Online business.
(3)	Tax Fees consist of fees for tax compliance and tax advice.
All the fees described above were approved by our audit committee.

The audit committee must pre-approve, except as provided below, all audit related services and non-audit services provided by our independent registered public accounting firm. However, for de minimus audit related services or permitted non-audit services, the audit committee may approve such services after the fact if the following conditions are met:

•	the aggregate amount of all such services provided constitutes no more than 5% of the total amount of fees paid by us to our accounting firm during the fiscal year in which the services are provided;

•	such services were not recognized by us at the time of engagement as being audit related or non-audit related services; and

•	such services are promptly brought to the attention of the audit committee and approved by the audit committee prior to completion of the annual audit.

In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011, the audit committee has determined that all such services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations, and during 2010 were pre-approved by the audit committee in accordance with the audit committee pre-approval policy that is attached as an exhibit to our audit committee charter.  A copy of our audit committee charter and the pre-approval policy is on file with the SEC and is available on our website at www.rovicorp.com.

The audit committee has determined the services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Required Vote and Board Recommendation

Stockholder ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.  This advisory vote is commonly referred to as a “say on pay” proposal.  As required by Section 14A of the Securities Exchange Act, and consistent with the mandate of the Dodd-Frank Act, we are seeking the stockholder’s approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables).

Our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of the Company’s stockholders. We believe the compensation program for the named executive officers has been instrumental in helping the Company achieve strong financial performance in the challenging macroeconomic environment over the past few years.  We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” contained in this proxy statement for additional details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives, as well as the reasons and processes for how our compensation committee determined the structure and amounts of the 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to such tables.”

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

The results of this advisory vote are not binding upon the Company. However, our compensation committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Act requirements and Section 14A of the Securities Exchange Act, the board of directors is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on how often the Company should submit a “say on pay” proposal, as provided for in Proposal 4, to stockholders.  We are providing stockholders with the following choices: the choice of whether the “say on pay” advisory vote should be submitted to the stockholders annually, every two years, or every three years, or, the choice to abstain from voting.

Our board of directors believes that the “say on pay” advisory vote should be submitted to the stockholders once every three years, and therefore our board of directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.  The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options.  Through public discourse (not among our board of directors), diverging views have been expressed  on this question but the board of directors believe that a vote every three years would allow stockholders to focus on overall design issues rather than details of individual decisions.  The board of directors believe this review cycle aligns with the goal of the Company’s compensation program, which is designed to reward performance that promotes long-term stockholder value.  Having an advisory vote every three years would also avoid the burden that an annual vote would impose on stockholders required to evaluate the compensation programs of a large number of companies each year.  We understand that our stockholders may have different views as to what is the best approach for board of directors, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

"RESOLVED, that the stockholders of the Company determine, on an advisory basis, that the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and disclosure) is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting."

    Stockholders are not voting to approve or disapprove the board of directors’ recommendation.  Stockholders may choose among the four choices included in the resolution above.  While this is an advisory vote and, therefore, non-binding, the choice above that receives the largest number of votes cast on this matter will be the choice to which our board of directors and compensation committee will give careful consideration when determining the frequency of future advisory votes on executive compensation.  Neither abstentions nor broker non-votes have any effect on the outcome of this  proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “EVERY THREE YEARS” AS THE FREQUENCY WITH WHICH THE COMPANY SHOULD PROVIDE ITS STOCKHOLDERS WITH ADVISORY VOTE ON EXECUTIVE COMPENSATION.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board Leadership Structure and Risk Oversight

Board Leadership Structure.  We separate the roles of chief executive officer and Chairman of the board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the board of directors provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board.  We also believe that separation of the positions reinforces the independence of the board of directors in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of the Company and its stockholders.  Mr. Ludwick, our Chairman of the board of directors, is “independent” and presides at all executive sessions of “non-management” directors.

Risk Oversight.  The board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full board of directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The Company’s compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The audit committee oversees management of financial risks. The corporate governance and nominating committee manages risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed of such risks through committee reports at the board of directors meeting following a given committee meeting.  This enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Company has a formal compliance program, which includes a risk management committee comprised of key operational, financial and legal personnel who regularly assess risks to the Company.  In addition to the Company’s formal compliance program, the board of directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the board of directors (and its committees) periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Independence of Directors

    As required by the NASDAQ listing standards, a majority of the members of our board must qualify as “independent,” as affirmatively determined by our board. Our board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ.

    Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and the Company, our executive officers and our independent registered public accounting firm, the board has affirmatively determined that a majority of our board is comprised of independent directors. Our independent directors are:  Alan L. Earhart; Andrew K. Ludwick; James E. Meyer; James P. O’Shaughnessy and Ruthann Quindlen.

Meetings of the Board and Committees

Board of Directors

Our board of directors held 15 meetings and acted by unanimous written consent four times in 2010. Each director attended at least 75% of (i) the meetings of our board of directors that were held in 2010 and (ii) the meetings of the committees of our board of directors that were held during 2010. As part of each regularly scheduled board meeting, the independent members of our board of directors hold a separate meeting that employee and affiliated directors and other members of management do not attend. Our board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee.

Although we do not have a formal policy regarding attendance by members of the board of directors at the annual meeting, we encourage directors to attend.  Last year, all of the members of our board of directors attended the annual meeting in person or by teleconference.

    Audit Committee

    The members of the audit committee are Alan Earhart, James Meyer and Ruthann Quindlen, each of whom meets the independence and other requirements to serve on our audit committee under SEC rules and the listing standards of NASDAQ. Mr. Earhart is the chair of the audit committee. Our board of directors has determined that Mr. Earhart is an “audit committee financial expert” as defined by the rules of the SEC and also meets NASDAQ’s professional experience requirements. The audit committee met four times and acted by unanimous written consent three times in 2010.

    Our board of directors has adopted a charter governing the duties and responsibilities of the audit committee. A copy of the audit committee charter is available on our website at www.rovicorp.com. The principal function of the audit committee is to assist our board of directors in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management and our independent registered public accounting firm; is responsible for the appointment, compensation and monitoring of the work of our independent registered public accounting firm; reviews and evaluates the qualifications, independence and performance of our independent registered public accounting firm; monitors our compliance with legal and regulatory requirements; monitors the performance of our internal audit function; and facilitates communication among our independent registered public accounting firm, our financial and senior management and our board of directors.

    Compensation Committee

   The members of the compensation committee are Andrew Ludwick, James O’Shaughnessy and Ruthann Quindlen, each of whom meets the independence and other requirements to serve on our compensation committee under SEC rules and the listing standards of NASDAQ. Mr. O’Shaughnessy is the chair of the compensation committee. The compensation committee met 14 times and acted by unanimous written consent two times in 2010.

    Our board of directors has adopted a charter governing the duties and responsibilities of the compensation committee. Our compensation committee charter is available on our website at www.rovicorp.com. The principal functions of the compensation committee are to review and approve our incentive compensation programs for all executive-level direct reports of the chief executive officer and review and recommend the annual compensation for the chief executive officer to the board of directors for approval. The compensation committee reviews and approves all compensation (including the adjustment of base salary each year) and all bonus and other incentive compensation programs for our executive-level officers (other than our chief executive officer), and authorizes all awards to our executive-level officers under those programs. The compensation committee also approves any employment severance or termination arrangement with any executive-level officer (other than our chief executive officer). All decisions regarding the compensation of our chief executive officer are reviewed by the compensation committee, which then recommends such compensation to the full board of directors for approval. The chief executive officer abstains from voting on approval of his own compensation and such approval is made by the remaining members of the board of directors, all of whom are “independent” under applicable rules of the SEC.

    The compensation committee meets with our chief executive officer and executive vice president of human resources prior to the beginning of each fiscal year to plan, and meet numerous times during the first quarter of each year to discuss, the incentive compensation programs to be effective for that fiscal year. The agenda for each compensation committee meeting is determined by the chairman of our compensation committee. The compensation committee may delegate to subcommittees any power and authority of the compensation committee, and such subcommittees have the sole authority to assist the compensation committee in carrying out its responsibilities, including the sole authority to approve any consultant fees.

Role of Compensation Consultants

In light of the complexity surrounding recent and pending legislative and/or regulatory changes and associated impact to executive compensation structures in the industry, the compensation committee retained an independent consultant (separate from the consultant retained by management) to provide the compensation committee with an additional external perspective with respect to its evaluation of relevant market and industry practices.

Compensation Committee Consultant.  In connection with making its recommendations for executive compensation for the fiscal year 2010, the compensation committee engaged The Croner Company (“Croner”) to act as its independent compensation consultant.  The compensation committee directed Croner to provide its analysis of whether the Company’s existing compensation strategy and practices were consistent with our compensation objectives and to assist the compensation committee in modifying our compensation program for executive officers in order to better achieve our objectives.  As part of its duties, Croner provided the compensation committee with the following services:

•	reviewed and updated our peer group for use in benchmarking executive compensation;

•	provided benchmark data for the peer group and an analysis of the compensation of the Company’s executive officers as compared to the peer group;

•	provided recommendations for adjustments to the company’s executive compensation program consistent with good governance practices and the company’s objectives; and

•	prepared an analysis of the board’s compensation program.

The Company pays the cost of Croner’s services, which did not exceed $50,000 in 2010.  In 2010, the compensation committee met regularly with Croner (without the chief executive officer present), both with and without the executive vice president of human resources present depending upon the topic being discussed.  The Company’s executive vice president of human resources works with Croner to provide any information Croner needs about the Company in order to provide its services.

Company Compensation Consultant.  In connection with making its recommendations for executive compensation for 2010, the management of the Company engaged Radford, an AON Consulting company (“Radford”), to act as its compensation consultant.  As part of its duties, Radford provided management with the following services: recommending changes to existing compensation programs, recommending financial and other performance targets to be achieved under those programs, preparing analyses of financial data, preparing peer data comparisons and preparing other briefing materials as necessary.  Radford was not engaged for any non-compensation related services.   The Company pays the cost of Radford’s services, which did not exceed $85,000 in 2010.  In 2010, the compensation committee met with Radford and management.  The Company’s executive vice president of human resources works with Radford to provide any information Radford needs about the Company in order to provide its services.

    Corporate Governance and Nominating Committee

    The members of the corporate governance and nominating committee are Andrew Ludwick and James Meyer, each of whom meets the independence and other requirements to serve on our corporate governance and nominating committee under SEC rules and the listing standards of NASDAQ. Mr. Ludwick is the chair of the corporate governance and nominating committee. The corporate governance and nominating committee met one time and acted by unanimous written consent one time in 2010.

Our board of directors has adopted a charter governing the duties and responsibilities of the corporate governance and nominating committee. Our corporate governance and nominating committee charter is available on our website at www.rovicorp.com. The principal functions of the corporate governance and nominating committee are to advise and make recommendations to our board of directors on matters concerning corporate governance, review potential or actual conflicts of interest involving members of our board of directors, help identify, evaluate and recruit candidates to fill vacancies on our board of directors, identify the nominees for election to our board of directors at the annual meeting of stockholders and oversee the evaluation of members of our board of directors.

Compensation Committee Interlocks and Insider Participation

    James P. O’Shaughnessy and Ruthann Quindlen served as members of our compensation committee since May 2008.  Andrew Ludwick has served as a member of our compensation committee since May 2010.  None of the members of the compensation committee during 2010 had any interlocking relationship as defined by the SEC.

Corporate Governance Materials

Code of Conduct.  In February 2004, we adopted our Code of Personal and Business Conduct and Ethics (the “Code of Conduct”) as required by applicable securities laws, rules of the SEC and the listing standards of NASDAQ. The Code of Conduct applies to all of our directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of such code of conduct and ethics was filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at www.rovicorp.com. If we make any substantive amendments to the code of conduct and ethics or grant any waiver, including an implicit waiver, from a provision of the code of conduct and ethics to our principal executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website at www.rovicorp.com or in a current report on Form 8-K that will be publicly filed.

Corporate Governance Guidelines and Committee Charters.  Our Corporate Governance Guidelines are designed to assist the board of directors in following corporate practices that serve the best interest of the company and its stockholders. Our Corporate Governance Guidelines and the charters of each of our audit committee, compensation committee and corporate governance and nominating committee are available at our website at www.rovicorp.com.

Director Nomination Process

Director Qualifications

The corporate governance and nominating committee reviews, evaluates and proposes prospective candidates for our board of directors. Each member of our board of directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the corporate governance and nominating committee considers a variety of factors, including the appropriate size of the board of directors, our needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of our business and industry, familiarity with national and international business matters, strategic thinking and willingness to share ideas, network of contacts, experience with accounting rules and practices, and diversity of professional expertise and experience beneficial to the achievement of our strategic goals. The corporate governance and nominating committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The corporate governance and nominating committee understands that it is necessary for at least one, and preferably for several, members of the board to meet the criteria for an “audit committee financial expert” as defined by SEC rules and for a majority of the members of the board to meet the definition of “independent director” under the listing standards of NASDAQ.

    Diversity Consideration

    While there is no formal policy with respect to diversity, the Company believes that it is essential that members of the board of directors represent diverse viewpoints.  The corporate governance and nominating seeks to create a board of directors that is strong in its collective knowledge and has a diversity of viewpoints, skills and experience with respect to management and leadership, vision and strategy, business operations, business judgment, industry knowledge, accounting and finance, legal and intellectual property, corporate governance and global markets. When the committee reviews a potential new candidate, the committee looks specifically at the candidate’s qualifications in light of the needs of the board of directors and the Company at that time, given the then current mix of director attributes, and ensures that diversity considerations are discussed.

    Identifying Nominees

The corporate governance and nominating committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The corporate governance and nominating committee may identify potential nominees based upon suggestions by non-employee members of the board, senior level executives, individuals personally known to the members of the board, third-party search firms and/or stockholders, and evaluate those persons on its own. The corporate governance and nominating committee does not evaluate proposed nominees differently depending upon who has made the proposal. In 2010, we did not pay any fees or expenses to any third party to assist in this process.

    Stockholder Nominations

    In identifying nominees for our board of directors, the corporate governance and nominating committee will consider any stockholder recommendations for candidates to serve on the board. If a stockholder wishes to nominate a candidate to serve on our board, the stockholder should follow the procedures as set forth in our bylaws. Any notice of director nomination must meet all the requirements contained in our bylaws and include other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), including the nominee’s consent to serve as a director and evidence of the nominating stockholder’s ownership of our stock. If a stockholder wishes to suggest a candidate for consideration by the corporate governance and nominating committee, the stockholder should provide comparable information to the corporate governance and nominating committee with a request that the committee consider the candidate for nomination. To assure time for meaningful consideration by the corporate governance and nominating committee, any such notice should be sent to the attention of Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050 on or before the date on which stockholder proposals to be included in the proxy statement for a given stockholder meeting must be received by us.

Communications with the Board

Stockholders may send communications to the board of directors or individual members of the board by submitting one or more letters in sealed envelopes labeled with the names of the desired recipients. Any such letters should be placed in a larger envelope and mailed to Rovi Corporation, Attention: Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050. The Corporate Secretary will forward the sealed envelopes to the designated recipient. Comments or complaints relating to accounting or auditing matters may be submitted directly to the chair of the audit committee through the same address listed above.

AUDIT COMMITTEE REPORT

The material in this report is not “soliciting material,”  is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The audit committee reports to the board of directors and is responsible for overseeing and monitoring the accounting functions and effectiveness of internal control over financial reporting of the Company, its subsidiaries and affiliates and ensuring the objectivity of the Company’s financial statements.  The board of directors, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards.

Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the Company’s internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s system of internal control and the overall quality of the Company’s financial reporting. The audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

In discharging its oversight responsibility, the audit committee has met and held discussions with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm for 2010.  Management represented to the audit committee that the Company’s audited consolidated balance sheets at December 31, 2010 and 2009, and consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010 were prepared in accordance with generally accepted accounting principles in the United States.  The audit committee has read and discussed the consolidated financial statements with management and with Ernst & Young. The audit committee also discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” including information regarding the scope and results of the audit.

The audit committee also received from Ernst & Young the written disclosures and the letter regarding Ernest & Young’s communications with the audit committee concerning independence as required by the applicable requirements of Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” which in September 2008 superseded Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.”  The audit committee also discussed with Ernst & Young any relationships between the Company and the independent registered public accounting firm that may impact Ernst & Young’s independence.

The audit committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal 2011.

Based on these reviews and discussions and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board, and the board approved, that the Company’s audited consolidated balance sheets at December 31, 2010 and 2009, and consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010 be included in the Company’s 2010 Annual Report on Form 10-K.  The audit committee also approved, subject to stockholder ratification, the selection of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2011.

Members of the Audit Committee

Alan L. Earhart (Chair)
James E. Meyer
Ruthann Quindlen

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of March 30, 2011, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our board of directors are included below.

Name	Age	Positions
Alfred J. Amoroso	61	President and Chief Executive Officer
James Budge	44	Chief Financial Officer
Thomas Carson	51	Executive Vice President, Worldwide Sales & Marketing
Stephen Yu	45	Executive Vice President, General Counsel and Corporate Secretary

For a biography of Alfred J. Amoroso, please see above in “Proposal 1: Election of Directors – Nominees for Director.”

James Budge. Mr. Budge has served as our Chief Financial Officer since September 2005. Mr. Budge served as Chief Financial Officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005. From August 2002 until joining Trados, Mr. Budge served as Chief Financial Officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as Chief Financial Officer of CrossWorlds Software, Inc., a provider of business infrastructure software. Mr. Budge holds a B.S. in Accounting from Brigham Young University and is a Certified Public Accountant.

Thomas Carson. Mr. Carson has served as our Executive Vice President, Worldwide Sales & Marketing since May 2008 when the acquisition of Gemstar by the Company was completed. From April 2006 to May 2008, Mr. Carson served in various capacities at Gemstar, including President of the North American IPG business and President for North American CE business. From February 2005 to April 2006, Mr. Carson served as Executive Vice President of Operational Efficiency programs at Thomson Multimedia Corporation and from February 2004 to February 2005, he served as Executive Vice President, Global Sales and Services at Thomson. Mr. Carson holds a B.S in business administration and an MBA from Villanova University.

Stephen Yu. Mr. Yu has served as our Executive Vice President, General Counsel and Corporate Secretary since May 2006. He served as Vice President, General Counsel and Secretary of Aspect Communications Corporation, a provider of contact center solutions, from April 2003 until its acquisition by Concerto Software, Inc. in September 2005. From June 2002 to January 2003, Mr. Yu served as Vice President, General Counsel and Secretary of Riverstone Networks, Inc., a provider of ethernet network solutions, and from September 1999 to May 2002, he served as Vice President, General Counsel and Secretary of Palm, Inc., a provider of mobile computing solutions. Mr. Yu holds a B.S. in electrical engineering from Purdue University and a J.D. cum laude from Georgetown University Law Center. Mr. Yu is a member of the California State Bar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much of our common stock was beneficially owned as of March 30, 2011 by each director, each executive officer named in the summary compensation table, all executive officers and directors as a group, and by each holder of 5% or more of our common stock.  To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.  Unless we indicate otherwise, each holder’s address is c/o Rovi Corporation, 2830 De La Cruz Boulevard, Santa Clara, CA 95050.

The option column below reflects shares of common stock that are subject to options that are currently exercisable or are exercisable within 60 days of March 30, 2011.  Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person.  Percentage ownership is based on 112,617,845 shares outstanding on March 30, 2011.  Certain options listed below may have exercise prices in excess of the current fair market value of our common stock.

Beneficial Owner	Shares	Options	Total	Percent of Class
T. Rowe Price Associates, Inc. (1)	11,453,116	0	11,453,116	10.17%
FMR LLC (2)	8,709,227	0	8,709,227	7.73%
Capital Research Global Investors (3)	7,276,450	0	7,276,450	6.46%
Blackrock, Inc. (4)	6,589,818	0	6,589,818	5.85%
Alfred J. Amoroso (5)	106,938	151,060	257,998	*
Andrew K. Ludwick	90,000	96,666	186,666	*
Stephen Yu (6)	40,853	71,42	112,274	*
James Budge (7)	53,375	42,190	95,565	*
Thomas Carson (8)	44,000	38,025	82,025	*
James P. O’Shaughnessy	0	64,666	64,666	*
Alan L. Earhart	0	51,666	51,666	*
James E. Meyer	0	40,000	40,000	*
Ruthann Quindlen	0	25,000	25,000	*
All executive officers and directors as a group (9 persons)	335,166	580,694	915,860	*

* Less than one percent

(1)
Based solely on, and in reliance upon, and without independent investigation of, information provided by T. Rowe Price Associates, Inc. in an amended Schedule 13G filed with the SEC on February 11, 2011.  T. Rowe Price Associates, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 2,739,684 shares.  The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)
Based solely on, and in reliance upon, and without independent investigation of, information provided by FMR LLC. in an amended Schedule 13G as amended filed with the SEC on February 14, 2011.  FMR LLC has sole dispositive power with respect to all of the shares, and sole voting power with respect to 289,873 shares. Fidelity Management and Research Company (“Fidelity”) a wholly owned subsidiary of FMR LLC is the beneficial owner of 8,411,754 shares.  Edward C. Johnson 3d, the Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each have sole power to dispose of the 8,411,754 shares owned by the funds.  The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Capital Research Global Investors (a division of Capital Research and Management Company) in an amended Schedule 13G filed with the SEC on February 10, 2011.  Capital Research Global Investors has sole dispositive and voting power with respect to all of the shares.  The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)	Based solely on, and in reliance upon, and without independent investigation of, information provided by Blackrock, Inc. in an amended Schedule 13G filed with the SEC on February 8, 2011. Blackrock, Inc. completed its acquisition of Barclays Global Investors in December 2009. Blackrock, Inc. has sole dispositive and voting power with respect to all of the shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Shares beneficially owned include 105,000 shares subject to the release of restricted stock awards.  Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning September 1, 2006.  The restrictions lapse as follows: 52,500 shares release in 2011 and 52,500 shares release in 2012.  Excludes 6,000 shares held of record by an unrelated trustee in three trusts established by Mr. Amoroso for his children.

(6)	Shares beneficially owned include 35,000 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning July 28, 2006. The restrictions lapse as follows: 6,000 shares release in 2011, 9,500 shares release in 2012, 9,500 shares release in 2013, 5,000 shares released in 2014 and 5,000 shares released in 2015.

(7)
Shares beneficially owned include 53,375 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning September 1, 2006.  The restrictions lapse as follows:  9,375 shares release in 2011, 13,250 shares release in 2012, 13,250 shares release in 2013, 8,750 shares release in 2014, and 8,750 shares release in  2015.  Also includes 1,075 shares held of record by a trust of which James Budge and his wife are trustees.

(8)
Shares beneficially owned include 44,000 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning March 1, 2009.  The restrictions lapse as follows: 0 shares release in 2011, 13,250 shares release in 2012, 13,250 shares release in 2013, 8,750 shares released in 2014 and 8,750 shares released in 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	6,340,397	$25.64 (1)	11,263,971
Equity compensation plans not approved by security holders	0	$ 0	0
Total	6,340,397	$25.64	11,263,971

(1)
This reflects the weighted average exercise price for stock options granted pursuant to equity compensation plans only.  Restricted stock is issued at $0.001 per share and therefore has no weighted average exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

In accordance with Section 16(a) of the Exchange Act and the regulations of the SEC, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC and NASDAQ and to furnish us with copies of all of the reports they file.

Except for a gift of shares by Mr. Budge that occurred on September 2, 2010 but was not reported timely on Form 4 when it occurred (such filing subsequently being made with the SEC on the March 21, 2011 Form 4 filing reporting same), to the best of our knowledge, based solely on a review of the copies of such forms and certifications furnished to us from the reporting persons, we believe that during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our common stock were timely met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers: Alfred J. Amoroso, President and Chief Executive Officer; James Budge, Executive Vice President and Chief Financial Officer; Thomas Carson, Executive Vice President, Sales and Services and Stephen Yu, Executive Vice President, General Counsel and Corporate Secretary.

Executive Summary

Rovi Corporation is focused on powering the discovery and enjoyment of digital entertainment by providing a broad set of integrated solutions that are embedded in our customers’ products and services and used by end consumers to simplify and guide their interaction with digital entertainment.  To achieve our corporate mission, we rely on our employees.  We encourage teamwork and collaboration among our employees and we demand accountability and strong results.  Accordingly, we have designed our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance, internal equity, equity with peer group companies and retention value.

We have consistently increased our emphasis on pay for performance in our executive compensation structure.  For 2010, approximately 90% of the target total direct compensation for our chief executive officer, and an average of approximately 81% of the target total direct compensation for our other named executive officers, was performance-based, either in the form of cash compensation that is subject to the achievement of annual performance goals (including corporate financial goals and individual goals) or stock options (which generally have value only if our stock price rises following the date of grant and as the options vest and become exercisable over four years).

We believe our compensation program has assisted us in achieving outstanding results in recent years, both on an absolute level and as compared with our peers.  In 2010, we achieved year-over-year revenue growth of approximately 13.6% and year-over-year operating profit growth of 189.8%, indicators of strong corporate performance.  In addition, as of December 31, 2010, our one-year and three-year total shareholder return (“TSR”), was 151.9% and 4.1% respectively, compared to an industry median TSR of 48.6% and -3.4% for the same periods (as calculated by Institutional Shareholder Services, or ISS) .

    We have designed our compensation program to reward our executives when they achieve strong results like these.  For 2010, we used our annual variable cash bonus program to reward executives for achieving excellence in revenue and operating profit, and as a result, a meaningful portion of the cash compensation paid to our executives in 2010 was paid as a result of our achieving 103.9% of our revenue target and 110.8% of our non-GAAP adjusted operating profit target for 2010.

Additionally, in February 2011, we adopted stock ownership guidelines for our board of directors and the executive officers that report to our chief executive officer (which include the named executive officers) requiring ownership of a number of shares equal in value to 1 times to 3 times the individuals’ annual base salary/retainer (as applicable).

Compensation Philosophy:  Our Objectives, Elements and Considerations

Our executive compensation programs are designed to:

•	attract and retain talented and experienced executives by offering market competitive compensation programs;

•	motivate key executives to achieve strategic business initiatives and to reward them for their achievements;

•	support a pay-for-performance environment that differentiates bonus amounts among the named executive officers on their responsibilities and contributions toward company performance; and

•	align the interests of executives with the long-term interests of our stockholders through equity-based awards whose value over time depends upon the market value of the company’s common stock.

To achieve these objectives, our executive compensation package provides a competitive mix of compensation elements, including base salary, annual variable cash bonuses, stock-based compensation, broad-based employee benefits and severance benefits.  In any given year, our compensation committee may consider one or more of the following factors in determining the amount and form of each of these compensation elements:

•
compensation levels paid by companies in our peer group, with a focus on having base salary at approximately the 50th percentile for our peer companies, target variable incentive compensation so that when added to base salary, the target total cash compensation approximates the 60th percentile, and when target long-term equity compensation is included, the total direct compensation (“TDC”) approximates the 75th percentile , as we believe this allows us to recruit and retain high performing employees while also focusing the employees on the achievement of our corporate goals and long-term stock price appreciation;

•
historical and anticipated future corporate and individual performance, including stock price, achievement of revenue and operating profit, and execution of individual, team and company-wide strategic initiatives;

•	budget constraints for salary, bonus and equity adjustments;

•	historical compensation levels;

•
internal pay equity of the compensation paid to one executive officer as compared with another – that is, the compensation paid to each executive should reflect the importance of his or her role to the company as compared with the roles of the other executives, as we believe this approach contributes to retention and teamwork among our executives while recognizing that compensation opportunities should increase based on increased levels of responsibility;

•	tax (including Section 409A and Section 162(m) of the Code) and accounting considerations;

•	broader economic conditions, to ensure that our pay strategies are effective yet responsible;

•	the potential dilutive effect of our equity compensation practices on our stockholders;

•	the experiences and individual knowledge of the members of our Board regarding compensation programs generally and at other companies;

•	the recommendations of our chief executive officer, management’s compensation consultant, and the compensation committee’s own independent compensation consultant; and

•
individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

The compensation committee considers the following in setting the mix of total direct compensation elements: target base pay compensation approximating the 50th percentile, target total cash compensation approximating the 60th percentile and target total direct compensation (inclusive of long term target equity grants) at the 75th percentile.  The compensation committee has not adopted any formal or informal policies or guidelines on the mix of the equity awards with regards to stock options versus restricted stock grants.  We believe having flexibility in our allocation among various elements of compensation allows us to tailor each executive’s compensation package so that it appropriately attracts, retains, and/or motivates the executive based on the facts and circumstances known at that time.  The compensation committee does review from time to time the values of vested equity awards held by, and equity award profits realized by, executives, and the compensation committee factors in increases or decreases in the value of equity awards that were previously granted in the determination of current levels of cash or equity-based compensation.

Role of Our Compensation Committee

Our compensation committee is appointed by our board and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.  All members of our compensation committee are independent (as currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).  Our compensation committee is currently comprised of Andrew Ludwick, Ruthann Quindlen and James O’Shaughnessy, with Mr. O’Shaughnessy serving as chairperson.  More information about the structure, responsibilities and operations of our compensation committee can be found above under “Information about Our Board of Directors – Meetings of the Board and Committees – Compensation Committee”.

As part of its deliberations, in any given year, the compensation committee may review and consider materials such as company financial reports and projections, historical achievement of company-wide operational and financial objectives, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our chief executive officer, human resources department and the advice of the compensation committee’s independent compensation consultant as well as the materials prepared by management’s compensation consultant.

Role of Management in Setting Compensation

The Company’s human resources, finance, and legal departments work with our chief executive officer to review peer compensation data, to propose compensation programs for consideration by the compensation committee, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials and ultimately to implement the decisions of the compensation committee.   In 2010, management continued to retain Radford to provide compensation consulting services to management, including working collaboratively with management, the compensation committee and the compensation committee’s independent consultant in recommending a peer group and preparing benchmark data from the 2009 Radford Executive Survey for executives and the general employee population, providing an analysis of the company’s broad based equity compensation programs, and educating management on various compensation strategies and structures.  The Company pays the cost of Radford’s services, which did not exceed $85,000 in 2010.

Our executive vice president of human resources generally attends a portion of each of the compensation committee’s meetings, but leave before the executive sessions.  No executive officer was present or participated directly in the compensation committee’s or the board’s final determinations regarding the amount of any component of his or her own 2010 compensation package.

However, given his responsibilities for managing the performance of our executive officers, our chief executive officer plays a primary role in establishing the performance goals for, and evaluating the performance of, our other named executive officers (as described in greater detail below under “Short-Term Incentive Compensation”.  The compensation committee solicits and considers his evaluations and recommendations (as well as those of the human resources department), including his recommendations regarding base salary adjustments, target cash and equity incentive award levels, and the need for any special bonuses in a given year.  In the case of the chief executive officer, the compensation committee and the board of directors meet outside the presence of our chief executive officer and assess his performance.

Role of our Independent Compensation Consultant

The compensation committee continued to retain Croner as its independent compensations consultant for the fiscal year 2010. In 2010, the compensation committee met regularly with Croner, both with and without management present depending upon the topic being discussed.  The Company’s executive vice president of human resources works with Croner to provide any information Croner needs about the Company in order to provide its services.  In 2010, Croner provided the compensation committee with the services as described above under “Role of Compensation Consultants-Compensation Committee Consultant.” The cost of these non-executive consulting services did not exceed $50,000 in 2010.  The Company pays the full cost for Croner’s services.  However, the compensation committee retains the sole authority to direct, terminate or continue Croner’s services.

Peer Group Determination

As noted above, the compensation committee considers compensation practices and levels among our peer companies as one factor in determining compensation each year.  This “benchmarking” helps us to balance our goal of attracting and retaining top executive talent with the need to maintain a reasonable and responsible cost structure.

For the 2010 compensation decisions, management worked collaboratively with the compensation committee. Both Radford and Croner  updated the 2009 peer group of companies to remove certain companies based on their acquisition or ceasing public reporting, or on perceived lack of comparability in terms of the companies’ size, business model and/or market segment, and to add certain companies based on their perceived comparability in terms of product focus, revenue and/or market capitalization.  As a result of such collaboration, the 2009 peer group of companies were updated based on the compensation committee’s instructions to select (i) technology companies that may compete with our product offerings or whom we believe we compete with in the market for executive talent, (ii) with a revenue range of approximately $260 million to $965 million, reflecting a range of approximately 0.5x to 2x of our then most recent four quarters revenues of $541 million, and (iii) a market capitalization range of approximately $455 million to $4.82 billion, reflecting a range of approximately 0.5x to 2x of our market capitalization of $2.82 billion at the time.  The compensation committee approved the proposed list of the following 20 peer group companies for 2010:

Advent Software	Harmonic	Open Text	ValueClick
Akamai	IHS Inc.	Quest Software	VeriSign
Avid Technology	Informatica	RealNetworks	Webmd Health Corp.
Dolby Laboratories	Interactive Data	TIBCO Software	Websense
FactSet Research Systems	Nuance Communications	Tivo	Zoran

Croner then collected, analyzed and provided to the compensation committee a report on the total direct compensation data for executive officers holding comparable positions at the peer group companies from individual proxy filings based on Equilar data and from the 2009 Radford Executive Survey.

Radford provided management with its own analysis and report on the total direct compensation of comparably positioned executive officers from the 2009 Radford Executive Survey and based on its review of the data for the peer group companies.  This Radford report was shared with the compensation committee.  The Radford data and the Croner data were largely comparable and the compensation committee used such joint data to validate each consultant’s findings.

Compensation Positioning Against Peer Data

In general, the compensation committee believes it is generally appropriate to provide target total cash and equity compensation at approximately the 75th percentile of the compensation paid to similarly situated executives employed by the peer group companies for target level performance, with compensation above this level possible for exceptional performance and compensation below these levels if our performance goals are not reached.  To achieve this positioning for target direct compensation, the compensation committee generally starts with the following assumptions:

•	base salaries will be targeted at approximately the 50th percentile;

•	target bonus compensation, when added to base salary, results in a target total cash compensation that approximates the 60th percentile; and

•	target equity compensation, when added to target total cash compensation, approximates the 75th percentile.

Our compensation committee believes that targeting compensation at these levels is necessary to achieve the objectives of our executive compensation program – both attracting and retaining top talent as well as linking more of their compensation toward long term gains in the value of our stock and, to a slightly lesser extent, on our short term annual corporate performance goals.

However, as noted above under “Compensation Philosophy:  Our Objectives, Elements and Considerations,” benchmarking is just one factor the compensation committee considers in setting compensation.  We believe this approach helps us to compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2010

Our 2010 executive compensation program consists of three principal components: base salary, the annual variable cash bonus program, and stock options.  As noted above, we have increased our emphasis on our executive compensation on pay for performance.  For 2010, approximately 90% of the target total direct compensation for our chief executive officer, and an average of approximately 81% of the target total direct compensation for our other named executive officers, was performance-based, in the form of the annual cash incentive bonus opportunity and stock options.

Alfred J. Amoroso’s Target Key Compensation Elements

Other NEOs’ Target Key Compensation Elements

Base Salary

We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a material portion of their compensation “at risk” in the form of annual variable cash bonuses and stock-based incentive compensation.  Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract, retain and reward our named executive officers.  The compensation committee generally targets base salary levels at the 50th percentile of our peer group companies to ensure that base salaries provide the desired retention effect.

Our compensation committee generally reviews base salaries in the first quarter of every year.  In determining our named executive officers’ base salaries, the compensation committee considers whether existing base salary levels are at or around the 50th percentile for our peer group companies, looking back inasmuch as published data trails the committee’s decisionmaking.  In addition to considering the peer group data, the compensation committee considers one or more of the factors described above under “Compensation Philosophy:  Our Objectives, Elements and Considerations” as applicable.

In February 2010, our compensation committee recommended for approval, and the board approved, no increases to any of our named executive officer’s base salaries other than for Mr. Budge.  In making its determination, the compensation committee primarily noted that each executive officer’s base salary already was at a level that was at or above the 50th percentile of the peer group as follows:  Mr. Amoroso was at approximately the 60th percentile, Mr. Carson was at approximately the 95th percentile, Mr. Budge was at approximately the 50th percentile and Mr. Yu was at the 67th percentile.  Mr. Carson’s base salary was materially above the 50th percentile due to the fact that the Company has not decreased his base salary since he joined us through the acquisition of Gemstar-TV Guide International in 2008, where such base salary was previously benchmarked to the entertainment peer group and reflected that he served as a president and general manager of a business unit.  The compensation committee determined that no  material factors necessitated an increase in base salaries except for Mr. Budge. Mr. Budge’s base salary was, prior to the adjustment, at approximately the 50th percentile, but our chief executive officer requested that it be increased for purposes of internal pay equity with other executive officers and for retention purposes.  Following the adjustment to Mr. Budge’s salary, his salary was at approximately the 67th percentile.

Executive Officer	2010 Base Salary	% Change from 2009
Alfred J. Amoroso	$550,000	0%
James Budge	$375,000	7.14%
Thomas Carson	$447,352	0%
Stephen Yu	$300,000	0%

Short-Term Incentive Compensation

We have structured our annual target total cash compensation program so that our executives’ cash compensation is significantly impacted by our overall financial performance, by rewarding our executives’ achievement and contributions to our corporate and individual performance objectives.  Our compensation committee recognizes the important role that variable compensation plays in attracting and retaining our executives and thus sets target incentive compensation so that, when its added to base salary, results in target total cash compensation at approximately the 60th percentile for similarly situated executives at our peer group companies.

Target Bonuses.  In February 2010, the chief executive officer recommended no change in the target bonus levels for the executive officers, based in part on the data provided by Radford.  The compensation committee considered his recommendations, as well as the data provided by Croner, which indicated that each executive’s target total cash compensation level was at or between the 60th to 75th percentile for the peer group of companies, and decided not to change the target bonus levels from the 2009 levels, as set forth below.  The compensation committee felt these levels were also appropriate, as they were reflective of internal pay equity, that is, the incentive opportunity should make up a larger portion of an executive’s target total compensation as the executive’s level of responsibility increases, but that generally, the chief executive officer’s direct reports should have relatively similar target opportunities.

Executive Officer	2010 Target Bonus	% Change from 2009
Alfred A. Amoroso	100%	0%
James Budge	65%	0%
Thomas Carson	50%	0%
Stephen Yu	60%	0%

2010 Senior Executive Company Incentive Plan.  In February 2010, the compensation committee approved the terms of our 2010 Senior Executive Company Incentive Plan (“SECIP”).  Under the SECIP, the named executive officers would be eligible to earn their annual variable cash bonus based on achievement in one or more of the following areas:  revenue, operating profit and individual performance, with the weighting as set forth in the following table.  These weightings reflect the compensation committee’s determinations of the importance of each officer’s role in achievement against the related goals.

Weighting Among Goals
Executive Officer	Revenue Performance	Corporate Performance	Individual Performance
Alfred A. Amoroso	0%	100%	0%
James Budge	0%	75%	25%
Thomas Carson	50%	37.5%	12.5%
Stephen Yu	0%	75%	25%

The GAAP revenue target for Mr. Carson at 100% achievement was $525 million.

Corporate performance was calculated using a matrix measuring both GAAP revenue and non-GAAP operating profit to determine the “Corporate Performance Factor”.  The GAAP revenue target for the matrix at 100% achievement was $525 million, but it was adjusted midyear to $521.2 million to reflect the divestiture of the Company’s interest in the Norpak subsidiary.  Operating profit was measured based on the achievement of non-GAAP operating profit, which is GAAP operating income from continuing operations adjusted by items the company publicly disclosed on February 15, 2011 in its earnings announcement for 2010 year end results as non-GAAP adjustments.  The non-GAAP operating profit target for the matrix at 100% achievement was $229 million.  The matrix is set forth below, and uses straight-line interpolation for results between the stated percentages.  If the company were to exceed the maximum level on one axis but only not achieve the minimum on the other, or fall below the minimums on both axes, the Corporate Performance Factor would be determined using a straight-line extrapolation approach, but the Corporate Performance Factor would be capped at 2.0.

	120%	.70	1.00	1.20	1.50	1.75	2.00
	115%	.70	1.00	1.18	1.44	1.68	1.94
Revenue as a % of Goal	110%	.70	1.00	1.16	1.38	1.61	1.88
	105%	.70	1.00	1.14	1.32	1.54	1.82
	100%	.65	1.00	1.12	1.26	1.47	1.76
	85%	.50	0.90	1.10	1.20	1.40	1.70
		85%	100%	110%	120%	130%	140%
	Operating Profit as a % of Goal

Individual performance was calculated as a number, between 0 and 3.00, with 1.00 as target performance, and such number was called the Individual Performance Factor.  The compensation committee approved each eligible executive’s Individual Performance Factor on a subjective basis, without reference to pre-established goals, but taking into account the chief executive officer’s evaluations of each other officer’s performance.

The portion of the annual variable cash bonus that could be earned by Mr. Carson based on revenue performance was calculated as a sliding percentage, from 0% to 0.213% for performance at or above 111% of the target revenue amount, of actual revenues. No amount was earned if less than 70% of target revenues was achieved.

The portion of the annual variable cash bonus that could be earned based on corporate performance was calculated as the product of (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on corporate performance and (iv) the corporate performance factor determined by the matrix.

The portion of the annual variable cash bonus that could be earned based on individual performance was calculated for each participant as  the product of (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on individual performance and (iv) the individual performance factor recommended by the chief executive officer and determined by the compensation committee.  Each executive can have an individual performance factor of up to 300%.  The compensation committee believes this structure for rewarding individual performance is important to retain flexibility to reward individuals for their contributions to the overall company performance.

In addition to the target incentive for the chief executive officer set forth above, under the SECIP, the compensation committee retained the discretion to award to the chief executive officer an additional annual variable cash bonus in an amount up to two hundred percent (200%) of his base salary.  The compensation committee believes this structure for rewarding his individual performance is important to retain flexibility to reward his contributions to the overall company performance.

2010 Corporate Performance.  We delivered strong performance in 2010 against our revenue and operating profit goals. Specifically, we achieved $541.5 million in revenues, or 103.9% of the target goal, and $253.7 million in non-GAAP operating profit, or 110.8% of the target goal, resulting in a corporate performance factor on the matrix of 1.15.

In addition, the compensation committee approved, based primarily on the chief executive officer’s performance reviews, that each of our named executive officers made material contributions toward our success in 2010.  The compensation committee approved the individual performance factors described below.

•
Alfred J. Amoroso: Based on the corporate performance factor, Mr. Amoroso earned an annual variable cash bonus of $632,500.  In addition, the board of directors approved the award of an additional variable cash bonus of $439,500 (equal to 88% of his base salary) in recognition of his leadership and outstanding achievement of the company’s performance in 2010, including implementing our business strategy, executing business growth strategies, promoting leadership development initiatives and making significant contributions to our positive internal and external relations.

•
James Budge: Based on the corporate performance factor, Mr. Budge earned the portion of his annual variable cash bonus attributable to corporate performance in an amount equal to $280,313.  The chief executive officer recommended, and the compensation committee approved, that Mr. Budge’s individual performance factor was 150% based on management of our timely financial reporting and efficient audit processes and procedures, execution of our initiatives to reduce financial operating costs and increase financial operating efficiency, contributions to maintaining positive investors relations and support of business development strategies.  This translated into the individual portion of his cash bonus of an amount of $21,328 based on the formula described above.

•
Thomas Carson:  Mr. Carson earned the portion of his annual variable cash bonus attributable to revenue in an amount equal to $131,235 in light of the company’s achievement of $541.5 million in GAAP revenue. Based on the corporate performance factor, Mr. Carson earned the portion of his annual variable cash bonus attributable to corporate performance in an amount equal to $96,460. The chief executive officer recommended, and the compensation committee approved, that Mr. Carson’s individual performance factor was 175% based on overachievement of revenue targets for the year.  This translated into the individual portion of his cash bonus of an amount of $48,929 based on the formula described above.

•
Stephen Yu: Based on the corporate performance factor, Mr. Yu earned the portion of his annual variable cash bonus attributable to corporate performance in an amount equal to $155,250. The chief executive officer recommended, and the compensation committee approved, that Mr. Yu’s individual performance factor was 140% based on leadership and management of the worldwide legal initiatives and support of business development strategies.  This translated into the individual portion of his cash bonus of an amount of $63,000 based on the formula described above.

Executive Officer	2010 Target Bonus (%)	2010 Target Bonus($)	2010 Actual Bonus Paid	% of Target
Alfred A. Amoroso	100%	$550,000	$1,072,000	195%
James Budge	65%	$243,750	$301,641	124%
Thomas Carson	50%	$223,676	$276,624	124%
Stephen Yu	60%	$180,000	$218,250	121%

Long-Term Incentive Compensation

The compensation committee believes that properly structured equity compensation programs align the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation.  The compensation committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value.  Therefore, the compensation committee targets grants of equity compensation, when included with target total cash compensation, at or around the 75th percentile for our peer group companies. However, the compensation committee may also consider, in any given year, one or more of the factors described above under “Compensation Philosophy:  Our Objectives, Elements and Considerations”.

We have historically granted stock options to our named executive officers.  Stock options have an exercise price equal to (and not less than) the fair market value of our common stock on the date of grant, and generally vest over a four-year period.  As a result of this structure, options provide a return to the executive only if the executive remains employed by us, and then only if the market price of our common stock appreciates over the period in which the option vests.  We do not grant stock options at a discount to fair market value or engage in underwater stock option repricings or exchanges.

In 2009, as a result of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R) and our adoption of a policy limiting the aggregate number of shares granted under our equity plans in order to help reduce dilution to our stockholders, the compensation committee began granting limited restricted stock awards in addition to stock options.  The compensation committee recognizes that full value awards, like restricted stock, have a greater intrinsic value to employees than stock options, and so the compensation committee may from time to time decide to grant restricted stock awards. In deciding to grant restricted stock awards, the compensation committee takes into account the then current stock price before determining the appropriate mix of restricted and options that may be granted.  Providing a mix of options and restricted stock awards can be  less dilutive to our stockholders and can reduce the amount of compensation expense to be recognized in our statements of income, which in turn results in higher reported net income, while at the same time helping us achieve our goals for equity compensation.  However, the compensation committee is aware that time based restricted stock awards may not provide the same motivation to drive stockholder return as options.

Equity Grants in 2010.  In 2010, the compensation committee granted only options to our named executive officers as set forth in the table below. The compensation committee chose not to grant restricted stock awards in 2010 because it felt that stock options would better motivate our executive officers to focus on driving appreciation in our stock price, in light of the company’s then current stock price.  The compensation committee felt that the award levels decided below were appropriate for several reasons:

•	the aggregate target award value resulted in target total direct compensation at or around the 75th percentile for our peer group companies;

•
they were reflective of internal pay equity, that is, the equity opportunity should make up a larger portion of an executive’s target total compensation as the executive’s level of responsibility increases, but that generally, the CEO’s direct reports should have relatively similar target opportunities;

•	they rewarded the executive’s contribution for achievement of 2010 total stockholder return vastly in excess of the peer group median; and

•	with respect to executives other than our chief executive officer, the recommendations of our chief executive officer.

Executive Officer	Options
Alfred J. Amoroso	307,000
James Budge	135,000
Thomas Carson	115,000
Stephen Yu	75,000

Equity Compensation Policies

Our policy is to generally make annual, new-hire and promotion equity grants on pre-determined dates as follows:

•
Annual equity grants for named executive officers are recommended by the compensation committee and approved by the board, or approved by the compensation committee, as applicable, on the first regularly scheduled meeting of the compensation committee and/or the board during the first quarter of each year; and

•
New hire and promotion option grants for all newly hired executive officers are subject approval by our compensation committee and occur on the first day of the month following the new employee’s start date (except for January, which would be January 2, due to the perpetual January 1 holiday).  For example, if the compensation committee authorized a grant to a new-hire executive officer on January 10 and the executive officer started employment on January 20, the grant date would be February 1.  If the new-hire executive officer started employment on January 20 but the compensation committee did not authorize the grant until February 2, the grant date would be March 1.

•
Restricted stock may be granted upon the following dates each calendar year: January 2, March 1, May 1, July 1, September 1 and November 1 (the “restricted stock grant dates”).  Subject always to prior compensation committee authorization of the particular grant of restricted stock, grants for all newly hired executive officers (other than those employed in connection with a business acquisition) occur on the restricted stock grant date following the new employee’s start date.  For example, if the compensation committee authorized a grant to a new-hire executive officer on February 10 and the executive officer started employment on February 20, the grant date would be March 1.  If the new-hire executive officer started employment on February 20 but the compensation committee did not authorize the grant until March 2, the grant date would be May 1.

•
The exercise price of the options is not less than the closing price of our common stock on the NASDAQ Global Market on the grant date of the option.  It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

Directors and Named Executive Officers Stock Ownership Guidelines

In February 2011, we adopted stock ownership guidelines for our board of directors and our executive officers(including the named executive officers) as follows:

•
Board members are required to own, or acquire within five years of July 1, 2011, shares of common stock of the company (including stock options or restricted stock received as compensation for serving as a member of the Board) having a market value of at least three times the amount of the annual cash retainer for such director.

•
Our chief executive officer is required to own, or acquire within five years of March 1, 2011, shares of common stock of the company (including stock options or restricted stock received as compensation in connection with his employment with the company) having a market value of at least three times his then-current annual base salary.

•
Each named executive officer (other than the chief executive officer) is required to own, or acquire within five years of March 1, 2011, shares of common stock of the company (including stock options or restricted stock received as compensation in connection with his or her employment with the company) having a market value of at least one time his or her then-current annual base salary.

    The required ownership level for each members of the board, the chief executive officer and the other named executive officers of the company shall be recalculated whenever such person’s level of base pay changes (for members of the Board, such director’s annual cash retainer), and as of January 1 of every third year.

    We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.  We adopted this policy as a matter of good corporate governance and because, by not allowing executives to engage in such transactions, executives face the downside risk of their unvested equity awards, and therefore pay from equity is strongly correlated to stock price performance over the vesting period.

Agreements Providing for Change of Control and Severance Benefits

    The employment of each of our named executive officers is “at will”.  However, each of the named executive officers has entered into an executive severance agreement with the company.  With the exception of the chief executive officer, all executive severance agreements have substantially the same material terms, providing cash severance of twelve months of base pay, accelerated vesting of equity-based compensation and continuation of benefits coverage only upon termination of employment in connection with a “change in control” of the Company.  The executive severance agreement of the chief executive officer provides for similar cash severance, accelerated vesting and benefit coverage as the other named executive officers in the event of a “change in control,” but differs from the other named executive officer’s agreements in that the chief executive officer’s executive severance and arbitration agreement provides him (i) certain of such severance benefits upon termination of his employment by the company without “cause” or his voluntary termination with “good reason” unrelated to any “change in control” of the company or by reason of death, and (ii) an additional tax “gross-up” payment if the payment of severance, accelerated vesting and continuation of benefits upon a “change in control” results in excise tax under Code Section 4999 of the Internal Revenue Code of 1986, as amended.  The terms of the employment agreements with our named executive officers are discussed more fully in the section below under the heading “Employment, Severance and Change of Control Agreements”.

    The amounts, terms and conditions of these severance rights reflect the arrangements between our named executive officers, including our chief executive officer, and the company at the time these documents were entered into, the benefits provided by our peer companies to similarly situated executives, as well as our desire for internal pay equity among our executive officers.  The compensation committee believes that the severance benefits and accelerated vesting offered to our named executive officers in the event of a termination of employment in connection with a change of control serves to minimize the distractions to our executive team and helps our named executive officers maintain a balanced perspective in making overall business decisions during periods of uncertainty and are structured so that an acquirer that wishes to retain our management team during a transition period or over the long term will have an opportunity to do so. In addition, the tax “gross-up” payment provided in our chief executive officer’s executive severance and arbitration agreement was negotiated at the time of his employment with the Company in 2005, and we have not amended his agreement to renegotiate that provision with him yet.

401(k) Plan

Our employees, including our named executive officers, are eligible to participate in our 401(k) plan.  Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code.  Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation.  Employee contributions are held and invested by the 401(k) plan’s trustee.  Our 401(k) matching contribution program matches employee contributions at a rate of 50% up to 6% of eligible compensation and within the federal statutory limit under Section 401(a)(17).  We believe that this benefit is consistent with the practices of our peer companies, and therefore is a necessary element of compensation in attracting and retaining employees.

Other Employee Benefits

    We provide health insurance, dental insurance, life insurance, disability insurance, healthcare savings accounts, health club membership reimbursement and paid vacation time benefits to our employees, including our named executive officers on the same terms and conditions.    We believe these benefits are consistent with the practices of our peer companies, and therefore necessary in attracting and retaining our employees.

In addition to the benefits listed above, the compensation committee provides, from time to time, limited business-related perquisites to our named executive officers.  In considering potential perquisites, the compensation committee reviews the company’s cost of such benefits against the the perceived value we receive.

•
Our named executive officers attended the annual President’s Club meeting at the request of the chief executive officer.  Spouses of attendees of this meeting are invited to attend, and the company pays the cost for all of the spouses, including a tax gross up, consistent with the practice of our peers. Therefore, in 2010, the company paid for the spouses of our executives to attend the annual President’s Club meeting.  The cost of these executive benefits (including the applicable tax gross up) for 2010 was $33,333 for Mr. Amoroso, $5,447 for Mr. Budge, $12,608 for Mr. Carson and $20,211 for Mr. Yu respectively.

•
Under the terms of his employment agreement, in 2010, Mr. Carson received a cash car allowance of $1,600.  This benefit was negotiated by Mr. Carson at the time of his hire, and the compensation committee felt this limited perquisite was a reasonable way to attract (and retain) Mr. Carson at a minimal cost and is a standard benefit for many similarly situated sales executives.  This incentive was cancelled as of the end of March 2010.

We do not sponsor any defined benefit pension plan or nonqualified deferred compensation plan or arrangement for our employees.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the corporate deduction by a public company for compensation paid to its chief executive officer and certain other named executive officers during any single year to $1 million per individual, unless certain requirements are met which qualify that compensation as performance-based under these tax rules. Our compensation committee considers the impact of this deduction limitation rule in establishing and implementing compensation policies and practices. The compensation committee may grant compensation that qualifies as performance-based compensation when it determines that it is in the best interest of the company.  For example, under the 2000 Equity Incentive Plan and 2008 Equity Incentive Plan, stock options and performance-based stock awards may be granted in a manner that satisfies the deductibility requirements of Section 162(m). However, we have not established a policy whereby all compensation paid to our named executive officers must be fully deductible. Rather, the deductibility of such compensation is one of the factors considered in establishing and implementing our executive compensation programs, along with the need to design compensation programs that appropriately motivate our senior management and our goal to attract and retain key executives by remaining competitive in our pay practices.  For example, in 2010, the compensation committee deemed it desirable to retain adequate flexibility in designing compensation programs that motivate executives to achieve extraordinary results.  Therefore, the SECIP was not been structured to qualify as performance-based compensation under the Section 162(m) rules and so compensation payable thereunder may not be fully deductible by us in all circumstances.  All of our named executive officers received total compensation in excess of $1 million in 2010. We have determined that the non-deductible compensation paid in 2010 to our named executive officers (other than Mr. Budge, whose compensation, in his role as Chief Financial Officer, is not subject to the Section 162(m) limitations) was as follows:  Mr. Amoroso - $1,622,000; Mr. Yu – $518,250 and Mr. Carson - $723,976. The non-deductible compensation was attributed primarily to the non-deductibility of bonuses pursuant to the SECIP and the non-deductibility of restricted stock awards.  The compensation committee approved these compensation levels despite limitations on deductibility due in large measure to the extraordinary performance of the named executive officers and the resulting increase in the value of our common stock and resulting TSR.

Accounting Considerations

    The Company accounts for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, which requires us to estimate and record an expense over the service period of the equity award.  Our cash compensation is recorded as an expense at the time the obligation is accrued.  The accounting impact of our compensation programs are one of many factors that the compensation committee considers in determining the structure and size of our executive compensation programs.

Compensation Recovery Policy

    We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the compensation committee originally believed.  However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy to the extent required by law once the SEC adopts final regulations on the subject.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management contained in this proxy statement.  Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Members of the Compensation Committee

James P. O’Shaughnessy (Chair)
Andrew K. Ludwick
Ruthann Quindlen

Risk Analysis of Our Compensation Program

Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company.  As part of its assessment, the compensation committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and the nature of our key performance metrics.  We believe these practices encourage our employees to focus on sustained long-term company growth, which we believe will ultimately contribute to the creation of stockholder value.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2010, 2009 and 2008, compensation awarded to or paid to, or earned by, the Company’s chief executive officer, chief financial officer and its two other executive officers during the fiscal year ended December 31, 2010 (the “Named Executives”).  This information includes the dollar value of base salaries, commissions and bonus awards, the number of shares underlying stock options granted and certain other compensation, whether paid or deferred.  We have not granted stock appreciation rights and have not provided long-term compensation benefits other than stock options and restricted stock.

Summary Compensation Table for Fiscal Year 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)	(i)(4)	(j)
Alfred J. Amoroso President and Chief Executive Officer	2010	$550,000	$440,250(5)	$2,798,862	$2,511,654	$632,000	-	$45,372	$6,978,138
	2009	$550,000	-	$3,038,822	$1,488,126	$1,000,000	-	$13,028	$6,089,976
	2008	$535,417	-	$2,746,147	$1,066,271	$588,500	-	$7,506	$4,943,841
James Budge Executive Vice President and Chief Financial Officer	2010	$370,834	$91,656(6)	$668,288	$882,476	$210,234	-	$14,553	$2,238,041
	2009	$350,000	-	$728,649	$484,666	$342,956	-	$11,226	$1,917,497
	2008	$340,000	-	$671,379	$390,161	$267,881	-	$45,746	$1,715,167
Thomas Carson Executive Vice President, Sales and Services	2010	$447,352	$48,929	$70,732	$747,198	$227,695	-	$22,841	$1,564,362
	2009	$447,352	-	$59,105	$358,513	$332,120	-	$19,795	$1,216,885
	2008	$452,447	-	-	$142,343	$263,378	-	$26,335	$884,503
Stephen Yu Executive Vice President, General Counsel and Corporate Secretary	2010	$300,000	$63,000	$235,066	$671,725	$155,250	-	$29,116	$1,454,157
	2009	$300,000	-	$239,903	$555,956	$239,850	-	$10,487	$1,346,196
	2008	$287,083	-	$181,294	$427,016	$176,625	-	$32,112	$1,104,130

(1)	Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718.

(2)	Amounts disclosed under “Option Awards” represent the aggregate grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, see Part II item 8 “Financial Statements and Supplementary Data” of our 2010 Annual Report on Form 10-K and in the notes to Consolidated Financial Statements at Note 13, “Stock-based Compensation.

(3)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent bonuses and commissions paid pursuant to the Company’s Executive Plan for services rendered in 2008, 2009 and 2010. Such bonuses and commissions for services rendered in 2008 were paid in 2009, such bonuses and commissions for services rendered in 2009 were paid in 2010 and such bonuses and commissions for services rendered in 2010 were paid in 2011.

(4)	Amounts disclosed under “All Other Compensation” consist of (i) the matching contributions we made on behalf of the Named Executives to our 401(k) plan; (ii) the contributions we made on behalf of the Named Executives to their healthcare reimbursement accounts; and (iii) employer paid premiums for life insurance coverage. Also includes a car allowance for Mr. Carson in the amount of $9,600 for 2008 and 2009 and $1,600 for 2010. For 2009 and 2010, also includes the taxable value of the Company’s President Club meeting in the following amounts: Mr. Amoroso—$3,523 and $33,333 respectively. For 2008, 2009 and 2010, also includes the taxable value of the Company’s President Club meeting in the following amounts: Mr. Budge—$7,984, $3,318 and $14,803, respectively; Mr. Carson—$7,535, $1,561 and $22,841, respectively; and Mr. Yu—$7,084, $1,481 and $29,116, respectively. For 2008, also includes the taxable value of an award granted in recognition of their contribution to the Gemstar acquisition transaction in the following amounts: Mr. Budge—$35,714 and Mr. Yu—$21,074.

(5)	Amounts disclosed under “Bonus” include a $250.00 bonus paid for five-years of service.

(6)	Amounts disclosed under “Bonus” include a $250.00 bonus paid for five-years of service.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2010 to the Named Executives.

Grants of Plan-Based Awards in Fiscal Year 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold| ($)	Target ($)(3)	Maximum ($)	Threshold (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Alfred J. Amoroso	4/1/2010 4/1/2010 N/A	- - -	- - $550,000	- - -	- - -	- - -	- - -	- - -	217,000 90,000 -	$36.74 $36.74 -	$2,870,454 $1,190,511 -
James Budge	3/1/2010 4/1/2010 N/A	- - -	- - $243,750	- - -	- - -	- - -	- - -	- - -	70,000 65,000 -	$33.43 $36.74 -	$798,980 $859,814 -
Thomas Carson	3/1/2010 4/1/2010 N/A	- - -	- - $223,676	- - -	- - -	- - -	- - -	- - -	50,000 65,000 -	$33.43 $36.74 -	$570,700 $859,814 -
Stephen Yu	3/1/2010 4/1/2010 N/A	- - -	- - $180,000	- - -	- - -	- - -	- - -	- - -	35,000 40,000 -	$33.43 $36.74 -	$399,490 $529,116 -

(1)
We award cash bonuses pursuant to our 2010 Executive Incentive Plan.  The 2010 Executive Incentive Plan provides for the award of annual cash bonuses based upon the attainment of specified revenue and operating income and also individual performance.  The actual amount paid to each of the Named Executives for fiscal year ended December 31, 2010 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

(2)	Represents the aggregate grant date fair value of each award as computed in accordance with FASB ASC Topic 718.
(3)	Represents the target payout under the 2010 Executive Incentive Plan assuming 100% achievement of target.

Discussion of Summary Compensation and Plan-Based Awards Tables

    Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our continuing compensation plans and arrangements is set forth below.

Employment Agreements with Named Executives

Mr. Amoroso. In June 2005, we entered into an employment agreement with Mr. Amoroso. Under the employment agreement, Mr. Amoroso was entitled to an initial annual base salary of $500,000, and was eligible to participate in the Company’s Executive Plan with a cash bonus target equal to 100% of his base salary. On February 7, 2007, our compensation committee approved the amendment to Mr. Amoroso’s employment arrangement such that for calendar year 2007 and subsequent years, Mr. Amoroso’s bonus payout is based 100% upon the Company’s performance, which is determined based upon the Company meeting its annual revenue and operating profit targets.

We granted Mr. Amoroso, on his first day of employment, options to purchase 500,000 shares of Company common stock, having a term of five years and vesting over three years in accordance with the terms and conditions of the Company’s 2000 Equity Incentive Plan. Pursuant to the employment agreement, Mr. Amoroso was guaranteed additional options to purchase 250,000 shares of Company common stock in each of 2006, 2007 and 2008. Each additional grant was made in two equal installments on March 1 and September 1 of each applicable year. All options were granted with an exercise price at the fair market value of the Company’s common stock on the grant date, with a term of five years and vesting over a three-year period from the date of grant. On July 28, 2006, our compensation committee approved an amendment to Mr. Amoroso’s employment arrangement whereby Mr. Amoroso was granted 125,000 shares of restricted stock on September 1, 2006 instead of the stock option grant that he would have otherwise been entitled to receive. In addition, the compensation committee further approved the amendment to Mr. Amoroso’s offer agreement to grant him restricted stock instead of stock options for the future semiannual grants in 2007 and March 2008. The restricted stock was granted at a price per share of the par value of the stock, which is $0.001 per share, and has a four year vesting schedule. These shares vest in accordance with the terms and conditions of the 2000 Equity Incentive Plan, as amended, as follows: 25% of the restricted stock vests on each annual anniversary date of the grant date, subject to his continuing employment with the Company or its subsidiaries, through the applicable vesting date.

On July 31, 2008, our compensation committee approved an amendment to Mr. Amoroso’s employment arrangement whereby Mr. Amoroso was granted a combination of 85,000 shares of restricted stock and options to purchase 80,000 shares of our common stock on September 1, 2008 instead of the restricted stock grant of 125,000 shares that he would have otherwise been entitled to receive on September 1, 2008. The restricted stock was granted at a price per share of the par value of the stock, which is $0.001 per share, and has a four year vesting schedule as outlined above. The stock options were granted with an exercise price at the fair market value of the Company’s common stock on the grant date, with a term of seven years. The options vest as to one-fourth of the total shares on the first anniversary of the date of grant, and an additional one-forty-eighth (1/48th) of the option shares available for exercise each month thereafter through the fourth anniversary of the grant date, in each case provided that Mr. Amoroso remains in employment with the Company through the applicable vesting date.

Mr. Budge. In September 2005, we entered into an employment agreement with Mr. Budge. Under the employment agreement, Mr. Budge was entitled to an initial annual base salary of $275,000, with a cash payout at 100% achievement of targets equal to 50% of his prorated base salary earned during 2005, of which 80% payment for 2005 was guaranteed. We granted Mr. Budge, on his first day of employment, options to purchase 200,000 shares of Company common stock, having a term of five years and vesting over three years in accordance with the terms and conditions of the 2000 Equity Incentive Plan. Pursuant to his employment agreement, Mr. Budge was guaranteed additional options to purchase 75,000 shares of Company common stock in each of 2006 and 2007. Each additional grant was made in two equal installments on March 1 and September 1 of each applicable year. All options were granted with an exercise price at the fair market value of the Company’s common stock on the grant date, with a term of five years and vesting over a three-year period from the date of grant. On July 28, 2006, our compensation committee approved an amendment to Mr. Budge’s employment agreement whereby Mr. Budge was granted 37,500 shares of restricted stock on September 1, 2006 instead of the stock option grant that he would have otherwise been entitled to receive. In addition, the compensation committee further approved the amendment to Mr. Budge’s employment agreement to grant him restricted stock instead of stock options for the future semiannual grants in 2007. The restricted stock was granted at a price per share of the par value of the stock, which is $0.001 per share, and has a four year vesting schedule. These shares vest in accordance with the terms and conditions of the 2000 Equity Incentive Plan, as amended, as follows: 25% of the restricted stock vests on each annual anniversary date of the grant date, subject to his continuing employment with the Company or its subsidiaries, through the applicable vesting date.

Mr. Carson. In April 2006, Gemstar entered into an employment agreement with Mr. Carson, which was subsequently amended in October 2006.  Rovi Corporation assumed the employment agreement, as amended, with Mr. Carson upon the close of the acquisition of Gemstar in May 2008. In December 2009, Mr. Carson’s employment agreement was terminated and replaced with an executive severance and arbitration agreement, on the terms described previously in this proxy statement.

Summary of the 2000 Equity Incentive Plan

A certain number of our executives received options and restricted stock under our 2000 Equity Incentive Plan and the 2008 Equity Incentive Plan. The following description of the 2000 Equity Incentive Plan is a summary and therefore is qualified by reference to the complete text of the 2000 Equity Incentive Plan, a complete copy of which is filed with the SEC.

Eligibility. On July 15, 2008, the stockholders of the Company approved the new 2008 Equity Incentive Plan and accordingly, after such date, the Company only uses the 2000 Equity Plan to award grants to the Company’s chief executive officer.

No one person participating in the 2000 Equity Incentive Plan may receive options, stock appreciation rights, restricted stock, restricted stock units or performance shares for more than 1,500,000 shares of common stock in any single calendar year.

Should an option under the 2000 Equity Incentive Plan expire or terminate for any reason prior to exercise in full, the shares subject to the unexercised portion of the option will be available for subsequent awards under the 2000 Equity Incentive Plan. If restricted shares, shares subject to restricted stock units, performance shares or shares issued upon exercise of options are forfeited and if stock appreciation rights are forfeited or terminate before exercise, such shares will be available for subsequent awards under the 2000 Equity Incentive Plan. If stock appreciation rights are settled in shares, the number of shares available for future awards under the 2000 Equity Incentive Plan will be reduced by the number of shares of common stock that were subject to the rights exercised.

Option Grants: Price and Exercisability. The 2000 Equity Incentive Plan authorizes the plan administrator to grant nonstatutory stock options with an exercise price per share not be less than 100% of the fair market value of the common stock on the grant date. For purposes of establishing the exercise price and for all other valuation purposes under the 2000 Equity Incentive Plan, the fair market value of a share of common stock on any relevant date will be the closing price per share of common stock on that date, as reported on NASDAQ.

Awards granted under the 2000 Equity Incentive Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of our common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. Options granted under the 2000 Equity Incentive Plan become exercisable at such time or times as the compensation committee may determine and provide in the option grant agreement. Awards granted in the form of options under the 2000 Equity Incentive Plan must be exercised within a period fixed by the compensation committee, which period currently is set as not exceeding five years from the date of the grant of the option. Options may expire before the end of the option period if the optionee’s service with the Company ceases for any reason, including death, disability, retirement or termination. No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares.

Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable three months following termination of service, unless otherwise provided in such person’s option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The compensation committee has complete discretion to accelerate the exercisability of such options in whole or in part (except with respect to the chief executive officer, in which case such discretion remains with the full board of directors). This discretion may be exercised at any time while the options remain outstanding.

In the event of a corporate transaction (such as dissolution or liquidation, merger with and into another entity, or sale of all or substantially all of our assets), the 2000 Equity Incentive Plan and any option or other award or portion thereof not exercised will terminate unless the 2000 Equity Incentive Plan and the options and other awards thereunder are assumed by the surviving corporation or new options or other awards in the successor corporation are substituted for Rovi options or other awards. If the surviving corporation does not assume all outstanding stock option awards or make such substitutions, each award will terminate at the closing to the extent not exercised.

    Summary of the 2008 Equity Plan
    For a summary of the 2008 Equity Plan, please see above in “Proposal 2 – Summary of the 2008 Equity Plan”.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards for the fiscal year ended December 31, 2010 to the Named Executives.

Outstanding Equity Awards At 2010 Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Alfred J. Amoroso	- - - - - -	143,750 (1) 35,000 (2) 154,688 (3) 85,938 (4) 217,000 (5) 90,000 (6)	- - - - - -	$13.53 $15.52 $15.73 $30.00 $36.74 $36.74	6/1/2013 9/1/2015 3/1/2016 9/1/2016 4/1/2017 4/1/2017	167,500 (22) - - - - -	$10,386,675 - - - - -	- - - - - -	- - - - - -
James Budge	3 - 18,750 - -	50,000 (7) 33,750 (8) 41,250 (9) 70,000 (10) 65,000 (11)	- - - - -	$13.53 $15.73 $30.00 $33.43 $36.74	6/1/2013 3/1/2016 9/1/2016 3/1/2017 4/1/2017	32,250 (23) - - - -	$1,999,823 - - - -	- - - - -	- - - - -
Thomas Carson	5 - - - -	42,500 (12) 28,125 (13) 34,375 (14) 50,000 (15) 65,000 (16)	- - - - -	$13.53 $15.73 $30.00 $33.43 $36.74	6/1/2013 3/1/2016 9/1/2016 3/1/2017 4/1/2017	13,500 (24) - - - -	$837,135 - - - -	- - - - -	- - - - -
Stephen Yu	18,500 4 2 - -	42,500 (17) 30,938 (18) 37,813 (19) 35,000 (20) 40,000 (21)	- - - - -	$13.53 $15.73 $30.00 $33.43 $36.74	6/1/2013 3/1/2016 9/1/2016 3/1/2017 4/1/2017	19,500 (25) - - - -	$1,209,195 - - - -	- - - - -	- - - - -

   During 2010, the Named Executives (other than Mr. Amoroso) received option grants under the 2008 Equity Incentive Plan and Mr. Amoroso received option grants under the 2000 Equity Incentive Plan.  All such option grants were at exercise prices equal to the fair market value of our common stock on the grant dates.  All of these options vest over a four-year period after grant, subject to the Named Executive’s continued employment with the Company.  All options granted to the Named Executives in 2010 expire seven years from the grant date, unless the participant’s employment with the Company terminates before the end of such seven-year period.

Market value of shares of restricted stock that have not vested is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our common stock at December 31, 2010, which was $62.01.

(1)	Of the shares underlying unvested options, approximately 23,959 will vest on the 1st of each month thereafter through June 1, 2011.
(2)	Of the shares underlying unvested options, approximately 1,667 will vest on the 1st of each month thereafter through September 1, 2012.
(3)	Of the shares underlying unvested options, approximately 5,730 will vest on the 1st of each month thereafter through March 1, 2013.
(4)	Of the shares underlying unvested options, approximately 2,605 will vest on the first of each month thereafter through September 1, 2013.
(5)	Of the shares underlying unvested options, 54,250 will vest on April 1, 2011 and approximately 4,521 will vest on the 1st of each month thereafter through April 1, 2014.
(6)	Of the shares underlying unvested options, 22,500 will vest on April 1, 2011 and approximately 1,875 will vest on the 1st of each month thereafter through April 1, 2014.
(7)	Of the shares underlying unvested options, approximately 8,333 will vest on the 1st of each month thereafter through June 1, 2011.
(8)	Of the shares underlying unvested options, approximately 1,250 will vest on the 1st of each month thereafter through March 1, 2013.
(9)	Of the shares underlying unvested options, approximately 1,250 will vest on the 1st of each month thereafter through September 1, 2013.
(10)	Of the shares underlying unvested options, 17,500 will vest on March 1, 2011 and approximately 1,459 will vest on the 1st of each month thereafter through March 1, 2014.
(11)
Of the shares underlying unvested options, approximately 16,250 will vest on the 1st of each month commencing on April 1, 2011 and approximately 1,355 will vest on the 1st of each month thereafter through April 1, 2014.

(12)	Of the shares underlying unvested options, approximately 7,083 will vest on the 1st of each month thereafter through June 1, 2011.
(13)	Of the shares underlying unvested options, 1,042 will vest on the 1st of each month thereafter through March 1, 2013.
(14)	Of the shares underlying unvested options, approximately 1,042 will vest on the 1st of each month thereafter through September 1, 2013.

(15)	Of the shares underlying unvested options, 12,500 will vest on March 1, 2011 and approximately 1,042 will vest on the 1st of each month thereafter through March 1, 2014.
(16)	Of the shares underlying unvested options, 16,250 will vest on April 1, 2011 and approximately 1,355 will vest on the 1st of each month thereafter through April 1, 2014.
(17)	Of the shares underlying unvested options, approximately 7,083 will vest on the 1st of each month thereafter through June 1, 2011.
(18)	Of the shares underlying unvested options, approximately 1,146 will vest on the 1st of each month thereafter through March 1, 2013.
(19)	Of the shares underlying unvested options, approximately 1,146 will vest on the 1st of each month thereafter through September 1, 2013.
(20)	Of the shares underlying unvested options, 8,750 will vest on March 1, 2011 and approximately 730 will vest on the 1st of each month thereafter through March 1, 2014.
(21)	Of the shares underlying unvested options, 10,000 will vest on April 1, 2011 and approximately 834 will vest on the 1st of each month thereafter through April 1, 2014.
(22)	These shares vest as follows: 2011 – 115,000 shares and 2012 – 52,500 shares.
(23)	These shares vest as follows: 2011 – 23,250 shares; 2012 - 4,500 shares and 2013 – 4,500 shares.
(24)	These shares vest as follows: 2011 – 4,500 shares; 2012 - 4,500 shares and 2013 – 4,500 shares.
(25)	These shares vest as follows: 2011 –10,500 shares; 2012 - 4,500 shares and 2013 – 4,500 shares.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2010, certain information regarding option exercises and stock awards accrued on vesting during the last fiscal year with respect to the Named Executives:

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
Alfred J. Amoroso	1,260,624	$32,603,544	146,250	$5,794,329
James Budge	109,580	$3,209,797	32,625	$1,293,309
Thomas Carson	108,330	$2,898,589	4,500	$150,431
Stephen Yu	141,422	$4,010,221	12,375	$495,081

(1)	The value realized is based upon the closing market price of our common stock on the date of exercise less the exercise price of such shares.
(2)	Represents the vesting of restricted stock.
(3)	The value realized is based upon the closing market price of our common stock on the vesting date multiplied by the number of shares of restricted stock vested, less the par value of the stock issued.

Potential Payments upon Termination or Change of Control

We entered into executive severance and arbitration agreements with: Mr. Budge in September 2005 and Mr. Yu in May 2006, each in connection with his employment with Rovi, and Mr. Carson in December 2009 to replace his employment agreement and align his benefits with those of the Named Executives other than the chief executive officer. We amended the agreements of Mr. Budge and Mr. Yu in August 2007 to reflect new tax regulations. Under the agreements, in the event of a change in control of Rovi, each of these executives is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment for any reason other than cause. In addition, upon such event all unvested stock awards held by these executives shall become immediately vested. The only severance payments payable to these executives are those that require (1) a “change in control” of Rovi and (2) the executive’s termination of employment by the Company without cause or by the executive with “good reason.” The executives are also entitled to receive all welfare benefits we have provided to them immediately prior to a “change in control” during the period we are obligated to make their severance payments, or if sooner, until the executive is entitled to welfare benefits from any entity employing the executive after the executive’s employment with the Company terminates. The executive’s right to receive benefits under these agreements, including the executive’s right to exercise any options that have accelerated under these agreements, will cease if the executive accepts employment with one of our competitors. In addition, the executive agrees not to solicit, for one year following termination any employee of ours to work for another business.

We entered into an executive severance and arbitration agreement with Mr. Amoroso in July 2005 in connection with his employment with Rovi. We amended the agreement with Mr. Amoroso in August 2007 to reflect new tax regulations. Under the agreement, in the event the Company terminates Mr. Amoroso’s employment for any reason other than cause or he terminates his employment with “good reason” during the period beginning four months prior to a change in control of the Company and ending twelve months following the change in control, Mr. Amoroso is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) in effect four months before the change of control or at the time of termination of employment, whichever is greater. In such event, all of Mr. Amoroso’s unvested stock awards will immediately vest, and Mr. Amoroso would be entitled to an additional tax “gross-up” payment if the payment of severance, accelerated vesting and continuation of benefits result in him incurring an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. In the event that Mr. Amoroso’s employment is terminated by the Company without cause or Mr. Amoroso voluntarily terminates his employment with good reason, but not within the period surrounding a change in control of the Company specified above, Mr. Amoroso is entitled to receive a lump sum severance payment equal to 12 months of regular base salary in effect at the time of the termination of his employment, and the vesting of stock awards held by Mr. Amoroso accelerate such that the number of stock options that would have vested and become exercisable within 12 months following the termination date become vested and exercisable as of the termination date and the number of shares of restricted stock that would have vested within 12 months following the termination date become vested as of the termination date. In either situation, Mr. Amoroso is also entitled to receive all welfare benefits we have provided to him immediately prior to his termination during the period we are obligated to make his severance payments, or if sooner, until he is entitled to welfare benefits from any entity employing him after his termination by the Company. In addition, he has agreed not to solicit, for one year following termination, any employee of ours to work for another business.

Mr. Amoroso is not entitled to any payments from the Company in the event his employment by the Company terminates as a result of his voluntary termination, other than for “good reason” or his involuntary termination by the Company for “cause.” In the event that the Company had terminated Mr. Amoroso’s employment without “cause” or he had voluntarily terminated with “good reason” on December 31, 2010, in each case not occurring in connection with a “change in control” of the Company, Mr. Amoroso would be entitled to a lump sum severance payment of $550,000, accelerated vesting of stock options having a value of $15,313,300, accelerated vesting of restricted stock having a value of $7,131,150, and healthcare benefit continuation having a value of $13,554, for a total value of $23,008,004. In the event that the Company had terminated Mr. Amoroso’s employment without “cause” or he had voluntarily terminated with “good reason” on December 31, 2010, and this was within four months prior or 12 months following a “change in control” of the Company, then Mr. Amoroso would be entitled to a lump sum severance payment of $550,000, accelerated vesting of stock options having a value of $26,263,876, accelerated vesting of restricted stock having a value of $10,386,675, healthcare benefit continuation having a value of $13,554, for a total value of $37,214,105.

None of our Named Executives other than Mr. Amoroso is entitled to any payments from the Company in the event his or her employment by the Company terminates as a result of death or disability, or as the result of the voluntary or involuntary termination of his or her employment not in connection with a “change in control” of the Company.

In the event that the Company had terminated the employment of Messrs. Budge, Carson or Yu without “cause” or he had voluntarily terminated with “good reason” on December 31, 2010, and this was within four months prior or 12 months following a “change in control” of the Company, then such Named Executives would be entitled to the following payments: Mr. Budge would be entitled to a lump sum severance payment of $375,000, accelerated vesting of stock options having a value of $8,949,513, accelerated vesting of restricted stock having a value of $1,999,823, and healthcare benefit continuation having a value of $19,178, for a total value of $11,343,514. Mr. Yu would be entitled to a lump sum severance payment of $300,000, accelerated vesting of stock options having a value of $6,713,705, accelerated vesting of restricted stock having a value of $1,209,195, and healthcare benefit continuation having a value of $19,178, for a total value of $8,242,078. Mr. Carson would be entitled to a lump sum severance payment of $447,352, accelerated vesting of stock options having a value of $7,533,919, accelerated vesting of restricted stock having a value of $837,135, and healthcare benefit continuation having a value of $19,178, for a total value of $8,837,584.

DIRECTOR COMPENSATION

Non-Employee Director Compensation for Fiscal 2010

For 2010, the compensation for non-employee directors was as follows:

Cash Compensation. Each of the Company’s non-employee directors, except for the chairman of the board, received an annual cash retainer of $35,000, and the chairman of the board received an annual cash retainer of $55,000.  Additionally, each director serving on the committees of the Company’s board of directors received annual cash retainers in the following amounts: the chair of the audit committee received $35,000; each other member of the audit committee received $20,000; the chair of the compensation committee received $25,000; each other member of the compensation committee received $15,000; the chair of the corporate governance and nominating committee received $15,000; and each other member of the corporate governance and nominating committee received $5,000.   The Company did not pay, and directors did not receive, any “per-meeting” fees as the annual retainer and respective committee fees were ascertained to provide proper compensation for board duties irrespective of the number of meetings held.

Each of above-mentioned cash retainers was paid in four equal quarterly installments on the first day of July, October, January and April to those directors who served on the board of directors on such payment dates. Non-employee directors are also reimbursed for customary and usual travel expenses incurred attending Company meetings.

Options. In addition to the compensation set forth above, each non-employee director received options under the 2008 Equity Plan. Under the 2008 Equity Plan, each director receives an automatic initial option grant to purchase 60,000 shares of common stock on the date on which such person first becomes a non-employee director.  The initial option grants vest monthly over a three-year period. Employee directors who terminate employment and continue as non-employee directors are not eligible to receive this initial grant.  On the date of the Company’s annual stockholders’ meeting each year, each non-employee director, if he or she continued to serve as a member of the Company’s board of directors, received an automatic annual option grant to purchase 30,000 shares of common stock. These annual option grants vest monthly over a one-year period.

The table below summarizes the compensation paid by the Company to our directors, other than Mr. Amoroso, for the fiscal year ended December 31, 2010.

Director Compensation for Fiscal Year 2010

Name (a)	Fees earned or paid in cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d) (1)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g) (2)	Total ($)(h)
Alan L. Earhart	$70,000.00	—	$556,819.49	—	—	—	$626,819.49
Andrew K. Ludwick	$77,500.00	—	$556,819.49	—	—	—	$634,319.49
Robert J. Majteles	$25,000.00	—	$461,802.54	—	—	—	$486,802.54
James E. Meyer	$57,500.00	—	$556,819.49	—	—	$3,584.67	$617,904,.16
James P. O’Shaughnessy	$60,000.00	—	$556,819.49	—	—	—	$616,819.49
Ruthann Quindlen	$70,000.00	—	$556,819.49	—	—	$273.00	$627,092.49

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(1)  Amounts disclosed under “Option Awards” are computed in accordance with FASB ASC Topic 718.  Except for Mr. Majteles, all of the directors were each granted options to purchase 30,000 shares on May 5, 2010 at an exercise price of $37.99 per share (with a grant date fair value of $37.99 per share).  During 2010, all directors  exercised options.  Each of Messrs. Earhart, Ludwick, Majteles, Meyer, O’Shaughnessy and Ms. Quindlen were granted option to purchase 45,000 shares on July 15, 2009 at an exercise price of $23.68 per share (with a grant date fair value of $23.68 per share. Each of Messrs. Earhart, Ludwick, Majteles, Meyer and O’Shaughnessy and Ms. Quindlen was granted options to purchase 60,000 shares on July 15, 2008 at an exercise price of $14.29 per share (with a grant date fair value of $5.79 per share).  In addition, Mr. Majteles was granted options to purchase 15,000 shares on February 9, 2008 at an exercise price of $16.50 per share (with a grant date fair value of $5.28 per share) and options to purchase 40,000 shares on February 9, 2006 at an exercise price of $18.53 per share (with a grant date fair value of $6.30 per share).  Mr. Ludwick was also granted options to purchase 40,000 shares on July 28, 2006 at an exercise price of $20.56 per share (with a grant date fair value of $7.18 per share).  The options granted in 2006 to Mr. Majteles and Mr. Ludwick were granted pursuant to Rovi (formerly known as Macrovision) Corporation’s director compensation plan in effect prior to the acquisition of Gemstar.  During 2009 only Mr. Earhart exercised options.  During 2008, none of the directors exercised any options.

    The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and employee stock purchase plan shares. The fair value of equity-based payment awards on the date of grant is determined by an option-pricing model using a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. Estimated volatility of the Company’s common stock for grants is determined by using a combination of historical volatility and implied volatility in market traded options. When historical data is available and relevant, the expected term of options granted is determined by calculating the average term from historical stock option exercise experience. The risk-free interest rate used in the option valuation model is from U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. In accordance with ASC Topic 718, Compensation – Stock Compensation, the Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and records equity-based compensation expense only for those awards that are expected to vest.

The assumptions used to value equity-based payments for the directors for the year ended December 31, 2010 were as follows: Dividend rate of 0%, Expected Term of 3.8 years, Risk free interest rate of 1.8%, and volatility rate of 40%.  For each director, the grant date fair value of each equity award was $12.40 for grants issued during the year ended December 31, 2010.
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(2)  Amounts disclosed under column (g) “All Other Compensation” consist of expense reimbursement for attending meetings of the board of directors and its committees.

As of December 31, 2010, the following directors held the following aggregate number of options outstanding: Mr. Earhart – 55,000 shares, of which 30,833 shares are exercisable; Mr. Ludwick—100,000 shares, of which 75,833 shares are exercisable; Mr. Meyer—43,334 shares, of which 19,167 shares are exercisable; Mr. O’Shaughnessy—88,334 shares, of which 64,167 shares are exercisable; and Ms. Quindlen—28,334 shares, of which 4,167 shares are exercisable.

Employee Director Compensation for Fiscal 2010

Mr. Amoroso is an employee, and, accordingly, receives a salary as disclosed in the “Summary Compensation Table.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2010 to the date of this report, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $120,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, nominee for director, 5% beneficial owner of our common stock or member of their immediate family had or will have a direct or indirect material interest, except as described above under “Executive Compensation.” There are no business relationships between us and any entity of which a director of the Company is an executive officer or of which a director of the Company owns an equity interest in excess of 10%, involving indebtedness in excess of 5% of our total consolidated assets for 2010 or involving payments for property or services in excess of 5% of our (or the other entity’s) consolidated gross revenues for 2010.

Procedures for Approval of Related Party Transactions

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our board of directors reviews the relationships that each director has with the Company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and NASDAQ rules. As part of the review process, the Company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers and legal counsel reviews the responses to these questionnaires and reports the any related party transactions to the audit committee. We may enter into arrangements in the ordinary course of our business that involve the Company receiving or providing goods or services on a non-exclusive basis and at arms-length negotiated rates or in accordance with regulated price schedules with corporations and other organization in which a Company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.

Our Code of Personal and Business Conduct and Ethics requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the Company. Depending on the nature of the potential conflict, such related party transactions involving an employee require approval by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer. If such transaction is determined to be material to the Company by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer, our audit committee must review and approve in writing in advance such related party transactions. All related party transactions involving the Company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the audit committee.

LEGAL PROCEEDINGS

There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or and of its subsidiaries.

ADDITIONAL INFORMATION

Annual Report. Our 2010 annual report on Form 10-K is available at www.proxyvote.com. We have filed our annual report on Form 10-K for the year ended December 31, 2010 with the SEC. It is available at the SEC’s website at www.sec.gov and on our website at www.rovicorp.com.  If you would like a copy of these materials, we will send them to you without charge upon written request to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050.

Stockholder Proposals for the 2011 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2012 annual meeting of stockholders, you may do so by following the procedures prescribed in the Exchange Act.  To be eligible for inclusion in our proxy statement and proxy materials, you must deliver a copy of your proposal to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050 no later than February 1, 2012, which we believe is a reasonable time before we print and mail our proxy materials.  In addition, if a stockholder proposal is not submitted to us before February 28, 2012, then the proxy to be solicited by the board of directors for the 2012 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2012 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting.  If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting.

Proxy Solicitation Costs. We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders on our behalf by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation.  We may also reimburse brokerage firms, fiduciaries and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses incurred in connection with forwarding voting information to the beneficial owners.

Electronic Distribution of Proxy Materials.  We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting.  In addition to sending Notices of Availability rather than full sets of paper proxy materials, we have adopted another practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or other proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a printed copy of this year’s Notice of Availability or proxy materials, please call 1-800-542-1061 or write to us at: Rovi Corporation, 51 Mercedes Way, Edgewood, NY 11717, Attn: Response Center.  If you share an address with another Rovi Corporation stockholder and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, the Company will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com or by visiting www.investordelivery.com.  Your election to view these documents over the Internet will remain in effect until you revoke it. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.  Please be aware that, if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.  We encourage you to help us reduce printing and mailing costs by signing up to receive future proxy mailings by email and allowing us to household annual meeting materials.

OTHER BUSINESS

The board of directors does not presently intend to bring any other business before the meeting and, to the knowledge of the board, no matters are to be acted upon at the meeting other than the matters described in this proxy statement. However, if any other business should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By Order of the Board of Directors

Date: April 12, 2011	Alfred J. Amoroso
Santa Clara, California	President & CEO